Exhibit 10.1

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. ASTERISKS DENOTE SUCH OMISSIONS

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 21, 2011, is made by and among Optos plc, a company incorporated in Scotland with registered number SC139953 (the “Company”), Optos Inc., a wholly-owned subsidiary of the Company (the “Buyer”), OPKO Health, Inc., a Delaware corporation (“OPKO Health”), OPKO Instrumentation, LLC, a Delaware limited liability company (“Instrumentation”), Ophthalmic Technologies, Inc., an Ontario corporation (“OTI”) and OTI (UK) Limited, a company incorporated in England (“OTI UK”, with each of Instrumentation, OTI and OTI UK being referred to as a “Seller”, and together the “Sellers”).

WHEREAS, the Sellers are engaged in the Business (as defined below);

WHEREAS, the Sellers desire to sell and assign to the Buyer, and the Buyer desires to purchase and assume from Sellers, substantially all of the assets and liabilities of the Business, all upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, in consideration for the Sellers’ and the Buyer’s obligations hereunder, Company shall guarantee all of the Buyer’s obligations under this Agreement, including without limitation the assumption of the Assumed Liabilities and the payment of the Royalty, and OPKO Health shall guarantee all of the Sellers’ obligations under this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Receivables” means all trade accounts receivable and other rights to payment from customers of the Business (including any amount in respect of VAT, sales, transfer or any similar tax payable thereon and trade accounts receivables from Affiliates of the Sellers), and any claim, remedy or other right arising out of the foregoing.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other Person or has the power to direct or cause the direction of the management of the other Person, whether through ownership of voting securities or otherwise.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Balance Sheet” means a balance sheet of the Business as at the Balance Sheet Date.

“Balance Sheet Date” means 31 August 2011.

“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement to be executed and delivered by the Buyer and the Sellers substantially in the form set forth on Attachment A and initialed by the parties for the purposes of identification.

“Books and Records” has the meaning set forth in Section 2.1(a)(x).

“Business” means such part of the respective Sellers’ business as relates to the development, commercialization and sale of ophthalmic diagnostic and imaging systems and instrumentation products, including the Products, as carried on by the Sellers as at the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the U.S. are permitted or required to close by law or regulation.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Cash Consideration” has the meaning set forth in Section 3.1.

“Circular” has the meaning set forth in Section 8.2.

“Closing” and “Closing Date” have the meaning set forth in Section 4.1.

“Combination Product” has the meaning set forth in the definition of “Net Sales”.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Products” means products developed by the Company, the Buyer or their Affiliates that are derived from or based on (in whole or in part) the Products or the Purchased Assets, or that combine the Products or utilize the Sellers’ Intellectual Property or the Purchased Assets in combination with a Company widefield retinal scanning device.

“Company Shareholders Meeting” has the meaning set forth in Section 8.1(a).

“Confidential Information” has the meaning set forth in Section 7.7(a)(i).

“Contracts” means contracts, leases, indentures, agreements and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, whether written or oral, including all amendments thereto, which relate to the Business or the Purchased Assets.

“Disclosed” means in relation to the representations and warranties given by the Sellers, disclosed with sufficient explanation to identify in reasonable detail the nature and scope of the matters disclosed by the Disclosure Schedule.

“Disclosure Documents” means the bundle of documents in the Agreed Form which accompanies the Disclosure Schedule.

“Disclosure Schedule” means the disclosure schedule together with the Disclosure Documents having the same date as this Agreement from the Sellers to the Buyer.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program, arrangement, employee policy, fringe benefit or change of control agreement, whether or not written.

“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, claim, easement, right of way, pledge, encumbrance or similar interest of any kind or nature whatsoever affecting the title to or use of the assets to which they apply.

“Environmental Laws” has the meaning set forth in Section 5.15(a).

“Equipment” has the meaning set forth in Section 2.1(a)(xi).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” has the meaning set forth in Section 2.2(a).

“Excluded Contracts” all contracts, leases, indentures, agreements and all other legally binding arrangements, whether existing at the date of this Agreement or subsequently entered into, whether oral or in writing: (i) which relate in whole or in part to the respective Sellers’ business other than the Business, (ii) the only parties to which are the Sellers and their Affiliates other than the lease for the Hialeah Facility, or (iii) contracts which are listed on Schedule 2.2(h).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“FDA” means the U.S. Food and Drug Administration.

“Financial Statements” means (i) the audited consolidated balance sheets of the Business at 31 December 2010, 2009, and 2008; and (ii) the statements of income and cash flows of the Business for the fiscal years then ended, as provided to the Buyer by the Sellers.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority, body or instrumentality, whether U.S. or non-U.S.

“Governmental Rule” means any law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

“Hialeah Facility” means the facility located at 621 W. 20 Street, Hialeah, Florida 33010.

“Hire Date” has the meaning set forth in Section 8.4(a).

“Hired Employee” has the meaning set forth in Section 8.4(a) but excludes the Transferring Employees.

“IFRS” has the meaning set forth in Section 5.5(b).

“Indemnification Threshold” has the meaning set forth in Section 11.2(b).

“Indemnitee” has the meaning set forth in Section 11.4(a).

“Indemnitor” has the meaning set forth in Section 11.4(a).

“Instrumentation” has the meaning set forth in the first paragraph of this Agreement.

“Intellectual Property” means (a) inventions, developments and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (c) trade secrets and confidential business information (including ideas, research and development, Know How, formulas, compositions, databases, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (d) computer software (including all data and related documentation), (e) other proprietary rights, and (f) copies and tangible embodiments of the foregoing (in whatever form or medium).

“Inventory” has the meaning set forth in Section 2.1(a)(xii).

“Know How” means any know how, trade secrets or Confidential Information of the Sellers relating to the Business.

“Knowledge” of the Sellers and OPKO Health or the Buyer and the Company (as applicable) and terms of similar import shall mean (as applicable) the actual knowledge of the directors and officers of the Sellers and OPKO Health or the Buyer and the Company.

“Lease Extension Agreement” the agreement evidencing the amendment to the Lease of the Hialeah Facility to include the additional area used by the Business not currently included within the terms of that Lease and extending the term of such Lease to 31 December 2012.

“Leased Real Property” has the meaning set forth in Section 5.11(b).

“Leases” has the meaning set forth in Section 5.11(b).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown, including those arising under any Governmental Rule or action and those arising under any Contract, arrangement, commitment or undertaking, or otherwise.

“Long Stop Date” has the meaning set forth in Section 10.1(a)(ii).

“Losses” has the meaning set forth in Section 11.2(a).

“Material Adverse Change” means any effect or change, individually or in the aggregate with all such similar or related changes, that would be materially adverse to the business, prospects, operations, assets, properties or results of operations of a party, taken as a whole, or to the ability of any party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (i) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (ii) changes in any Governmental Rule or GAAP, (iii) general changes in economic or business conditions, (iv) the negotiation, execution, or announcement of this Agreement, including any adverse change in customer, distributor, employee, supplier, or similar relationships arising therefrom or (v) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Maximum Amount” has the meaning set forth in Section 11.2(b).

“Minor Claim” has the meaning set forth in Section 11.2(b).

“Net Sales” shall mean gross amounts invoiced for sales of Products or Company Products to customers, less the following: (a) payments made or credits allowed to customers and actually credited to customers for promotional purposes, allowances, rebates, discounts, profit share payments and other usual and customary discounts, including, without limitation, volume and prompt payment discounts, to customers, which are actually received by customers, (b) amounts repaid or credited by reason of rejections, damages or returns of goods, or because of retroactive price adjustments, and (c) specific amounts invoiced but not received following reasonable collection efforts by the Buyer or the Company as applicable. Only sales of Products and Company Products by the Company, the Buyer, their Affiliates, distributors and licensees to unrelated parties shall be deemed Net Sales hereunder. Sales of Product and Company Product between Company, the Buyer and their Affiliates or sublicensees shall be excluded from Net Sales. However, sales of Product and Company Product by Affiliates or sublicensees to unrelated third parties shall be included as Net Sales as if such sales were made directly by the Company or the Buyer to such unrelated third parties.

In the event that a Product or Company Product is sold in a combination package containing such Product or Company Product packaged together in combination with one or more other products, devices, equipment or components (a “Combination Product”), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the selling price of the Product or Company Product as the case may be if sold separately in finished form and B is the selling price of any other products, equipment or components in the Combination Product if sold separately in finished form provided that the selling price of any Combination Product shall not be less than A+B. In the event that a product containing the Product or Company Product or one or more of such products, equipment or components in the Combination Product are not sold separately, then the parties shall negotiate in good faith a formula for calculating Net Sales for such Combination Product that reflects the respective contributions of the product containing Products and Company Products and such other products, equipment or components to the overall value of such Combination Product. The Buyer and the Company covenant that they will not intentionally manipulate any part of the fraction A/(A+B) to avoid or reduce royalty payments or obligations that would otherwise be due for sales of Product or Company Product in combination form or otherwise.

“Nidek” has the meaning set forth in Section 2.3(b)(vii).

“ * Purchase Orders” means Purchase Order Nos. 09/29/2009, EYECUPS, 0099, 04.22.2010, 04.22.2010, 14.06.2010, 02.08.10, 07132010, 14.06.2010, 24.06.2010, 07.26.10, 072711.

“ * Invoices” means Invoice Nos. 7210, 7230,7179, 7177, 7045, 6490, 7647, 7025, 7258, 7263, 8117 and 7029 issued to * and/or *, in the aggregate amount of $*.

“OPKO Health” has the meaning set forth in the first paragraph of this Agreement.

“Ordinary Course” means the ordinary course of business of the Business consistent with the past practice of the Sellers.

“Other Assignment Documents” has the meaning set forth in Section 4.2(a)(iv).

“OTI” has the meaning set forth in the first paragraph of this Agreement.

“OTI UK” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrances” means any minor imperfections of title or similar Encumbrance that do not, and would not reasonably be expected to, individually or in the aggregate, impair the value or interfere with the use of, the Purchased Assets.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Potential Successor Tax” shall mean any Taxes owed by the Sellers as of the Closing Date with respect to which the Buyer may have successor liability.

“Product Regulatory Documents” means (a) any approvals, consents, licenses, permits, waivers, applications, registrations or other authorizations relating to the ownership or operation of the Purchased Assets including the Products, whether with the FDA or any other similar regulatory agencies in other countries, or the conduct of the Business and (b) all supplements and amendments that may be filed with respect to any filings described in the preceding clause (a).

“Product Technical Information” means the following information owned by or controlled by the Sellers, as in existence and in the possession of the Sellers as of the Closing Date relating to the Products and the Business: Product specifications and test methods, drawings, designs, technical information, regulatory and clinical trial materials, data and information, manufacturing and packaging instructions, records of complaints, and other documents necessary for the manufacture, control and release of the Products as presently conducted by, or on behalf of, the Sellers or any of their Affiliates.

“Products” means the OPKO Spectral OCT SLO; the development stage OCT devices (Falcon 1 and 2); and the A, B, and UBM ultrasound devices on the OTIS-Scan 3000.

“Purchase Orders” has the meaning set forth in Section 2.1(a)(vi).

“Purchase Price” has the meaning set forth in Section 3.2(b).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Recommendation” has the meaning set forth in Section 8.2.

“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Requisite Shareholder Vote” has the meaning set forth in Section 8.2.

“Restricted Area” has the meaning set forth in Section 7.7(d)(i).

“Restricted Period” means the period ending on the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date on which the Royalty ceases to be payable under the terms of this Agreement.

“Royalty” has the meaning set forth in Section 3.2(b).

“Royalty Payment Date” has the meaning set forth in Section 3.2(a).

“Royalty Period” has the meaning set forth in Section 3.2(b).

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller(s)” has the meaning set forth in the first paragraph of this Agreement.

“Tax(es)” means all federal, state, local and foreign taxes, customs, duties, governmental fees and assessments, whether of the United States, Canada, the United Kingdom or elsewhere, including all interest, penalties and additions with respect thereto, and any obligation to pay any amount in respect of Tax or other amounts as set out above.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Third-Party Claim” has the meaning set forth in Section 11.4(b).

“Transaction Documents” means the instruments and documents described in Section 4.2 of this Agreement, which are to be executed and delivered by or on behalf of the Buyer and the Sellers.

“Transferring Employees” shall mean those employees of the Sellers who are wholly or mainly assigned to work in the Business in the UK and whose names are listed in Section 8.4.

“Transitional Services Agreement” means a transitional services agreement to be executed and delivered by the Buyer, the Company and the Sellers substantially in the form set forth on Attachment B and initialed by the parties for the purposes of identification.

“UK Assets” has the meaning set forth in Section 2.4.

“VATA 1994” has the meaning set forth in Section 2.4(b).

“VAT Records” means the records required to be kept by a taxable person in accordance with regulation 31 of the Value Added Tax Regulations 1995/2518.

ARTICLE II.

SALE AND PURCHASE OF PURCHASED ASSETS

SECTION 2.1. Purchase and Sale.

(a) Except for the Excluded Assets, upon the terms and subject to the conditions of this Agreement and in consideration for the Purchase Price, the Sellers will sell, assign, transfer, convey and deliver to the Buyer, free and clear from all Encumbrances other than Permitted Encumbrances, and the Buyer will purchase, acquire and accept, on the Closing Date, all of the right, title and interest of the Sellers in and to the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located that relate to, or are used or held for use by the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(i)	any assets of the Business to the extent specifically included in the Balance Sheet (other than Accounts Receivables for which payment is received for Inventory which is sold prior to the Closing Date in the Ordinary Course) and any assets acquired or created by, or in respect of, the Business following the Balance Sheet Date;

(ii)	all of the Sellers’ right, title and interest in and to the Intellectual Property owned or controlled by the Sellers relating to the Business including without limitation those set forth in Schedule 2.1(a)(ii);

(iii)	all Product Regulatory Documents including without limitation those set forth in Schedule 2.1(a)(iii), to the extent transferable or assignable to the Buyer;

(iv)	all Accounts Receivables as at the Closing Date, and any claim, remedy or other right related to any of the foregoing;

(v)	the Product Technical Information;

(vi)	all outstanding customer purchase orders for the Products (the “Purchase Orders”);

(vii)	all rights of the Sellers under the Contracts;

(viii)	the Leased Real Property;

(ix)	all deposits, advances, prepaid expenses and other prepaid items relating to, or arising from the Business;

(x)	books and records relating to the Business, including, but not limited to, (i) all books of account, financial and accounting records, inventory books and records, customer lists, price lists, distributor lists, sales material and records, customer purchasing histories, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research, development and manufacturing files, records and data (including correspondence with Governmental Entities), and (ii) all information or documents relating to the Hired Employees and the Transferring Employees, but excluding the VAT Records (collectively, “Books and Records”);

(xi)	all equipment and other tangible property, owned, leased or held for use in connection with the Business, including fixtures, equipment, machinery, tools, office equipment, telecopiers, supplies, computers and any other physical or depreciable assets owned, leased or used in connection with the Business as set forth on Schedule 2.1(a)(xi) (collectively, “Equipment”);

(xii)	the Sellers’ existing inventories of the Products (including raw materials, spare parts, works-in-progress, components, supplies, and finished product) (the “Inventory”);

(xiii)	all goodwill incident to, and the going concern value of, the Business;

(xiv)	all advertising, marketing and other promotional materials used in connection with the Business;

(xv)	all rights to causes of action, lawsuits, judgments, claims and demands of any nature whatsoever available or being pursued by the Sellers, whether arising by way of counterclaim or otherwise, arising out of or as and to the extent relating to the Business, other than as and to the extent relating to any Excluded Assets or Excluded Liabilities; and

(xvi)	all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favour of any Seller arising out of or as and to the extent relating to the Business, other than any such rights as and to the extent relating to any Excluded Assets or Excluded Liabilities.

(b) In the event any Accounts Receivables properly payable to the Buyer are paid to the Sellers by a debtor on or after the Closing Date, the Sellers shall receive the same as trustee for the Buyer and shall pay the same to the Buyer as soon as is reasonably practicable. Furthermore, the Sellers shall (at the cost of the Buyer) afford to the Buyer such assistance as the Buyer may reasonably require to recover the Accounts Receivables outstanding at Closing and shall pass on any trade enquiries relating to the Business which the Sellers receive.

(c) The Buyer acknowledges and agrees that the Sellers may, subject to the provisions of this Section 2.1(c), retain solely for purposes of complying with applicable law and for legal and regulatory purposes as a seller of medical instrumentation products, one or more copies of all or any part of the documentation that the Sellers deliver to the Buyer pursuant to Section 2.1. The copies will be retained by the Sellers’ legal counsel and the Sellers agree to treat such copies as confidential information in accordance with the provisions of Section 7.7(a).

SECTION 2.2. Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) the Sellers’ corporate seals, organizational documents, minute books, stock books, Tax Returns, general ledger and other records having to do with the corporate organization of the Sellers (the “Excluded Books and Records”);

(b) all right, title and interest in and to the equity interests or capital stock of any of the Sellers and OPKO Health;

(c) cash and cash equivalents;

(d) assets held by the Sellers which do not relate exclusively to the Business or the Products being those assets listed on Schedule 2.2(d);

(e) employment and other records required by law to be maintained by the Sellers including the VAT Records, provided that in such case, the Sellers shall provide copies of any such records which relate to the Business to the Buyer upon the request of the Buyer;

(f) Employee Benefit Plans for the Sellers’ employees;

(g) rights in and to the Sellers’ website and domain names, trademarks, service marks, trade dress, logos, trade names, and corporate names not specifically included on Schedule 2.1(a)(ii), together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto;

(h) all of Sellers’ rights and interests under the Excluded Contracts; and

(i) all of the Sellers’ rights and interests under * Purchase Orders and the * Invoices.

SECTION 2.3. Assumption of Liabilities and Obligations.

(a) Assumed Liabilities. Except for Excluded Liabilities, the Sellers will on the Closing Date, sell, assign, transfer, convey and deliver to the Buyer and the Buyer will assume, be responsible for and pay, perform and/or otherwise discharge when due all Liabilities that arise out of, or are related to, the Purchased Assets and the Business, including without limitation, warranty and service obligations for all Products, irrespective of whether such Products were sold prior to or following the Closing Date (collectively, the “Assumed Liabilities”).

(b) Excluded Liabilities. Notwithstanding the foregoing, the Buyer shall not assume or be responsible for any Liabilities of the Sellers or their Affiliates set forth below (the “Excluded Liabilities”):

(i)	any Liabilities arising out of or relating to the fees, costs and expenses of the Sellers or their Affiliates incurred, or for which the Sellers or their Affiliates will be liable, in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including all professional, accounting and consulting fees;

(ii)	any Liabilities under or with respect to any Seller Employee Benefit Plan;

(iii)	any Liability related to employment of any employee of the Sellers prior to, on or after the Closing Date, except (subject to (ix) below) with respect to Hired Employees on and after the Hire Date PROVIDED THAT this Section 2.3(b)(iii) does not apply to the Transferring Employees - the provisions of Appendix 1 will apply to them;

(iv)	any Liability related to an Excluded Asset;

(v)

any Liability arising out of or relating to any Tax of any Seller including but not limited to any Potential Successor Tax, including without limitation any Liability for any of such Taxes resulting from the transactions contemplated hereby or by the Transaction Documents (other than any Taxes that are the responsibility of the Buyer pursuant to Section 2.4) and any Liability for any costs, fees or expenses incurred in preparing any return, or otherwise in dealing with any compliance obligation, in relation to any such Taxes;

(vi)	any Liability in respect of, or relating to, professional fees due to * relating to the acquisition of OTI by OPKO Health in November 2007;

(vii)	any Liability in respect of, or relating to, the breaches of service obligations to Nidek Co. Ltd. (“Nidek”) under the services agreement between OTI, Nidek and Newport Corporation dated 29 December 2006 or otherwise under that agreement;

(viii)	any Liability arising out of or relating to the Excluded Contracts;

(ix)	any Liability arising out of, or relating to, the * Purchase Orders; or

(x)	any Liability arising out of, or relating to, any action, claim, suit or proceeding against the Business that is commenced or, to the Sellers’ Knowledge, threatened as of the Closing Date.

(c) The Company hereby unconditionally guarantees the full and prompt payment and performance of all of the Buyer’s obligations hereunder, including without limitation the assumption of all the Assumed Liabilities.

SECTION 2.4. Transfer Taxes.

All transfer, sales, value added, stamp duty and similar Taxes payable in respect of the sale of the Purchased Assets under this Agreement will be paid by the Buyer. The following provisions shall apply with respect to any of the Purchased Assets the supply of which would, but for the provisions of article 5 of the Value Added Tax (Special Provisions) Order 1995, constitute a supply of goods or services where the place of supply is the United Kingdom (“UK Assets”):

(a) The Sellers and the Buyer intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the UK Assets under this Agreement and agree to use all reasonable endeavours to secure that the sale is treated as neither a supply of goods nor a supply of services under that article.

(b) The Sellers warrant that each relevant Seller in respect of UK Assets is a taxable person for the purposes of section 3 of the Value Added Tax Act 1994 (“VATA 1994”), and is using the UK Assets to carry on a business as a going concern.

(c) The Sellers warrant that neither they, nor any relevant associate as that term is defined in paragraph 3 of Schedule 10 to VATA 1994, have opted to tax any Leased Real Property situated in the UK under paragraph 2 of Schedule 10 to VATA 1994 or made a real estate election under paragraph 21 of Schedule 10 to VATA 1994.

(d) If, nevertheless, any VAT is payable on the sale of UK Assets under this Agreement and HM Revenue & Customs has so confirmed in writing after full disclosure of all material facts, the relevant Sellers shall promptly deliver to the Buyer a proper VAT invoice in respect of the VAT payable. Following receipt of the VAT invoice, the Buyer shall pay the relevant Sellers the amount of that VAT within five business days.

(e) Before sending any relevant letter to HM Revenue & Customs, the relevant Sellers shall give the Buyer a reasonable opportunity to comment on it, and shall make such amendments as the Buyer reasonably requires.

(f) The relevant Sellers shall, on request, make available any information and documents in their control required to establish to HM Revenue & Customs and any tribunal or court that no liability, or a reduced liability, arises on the Buyer or any other company under section 44 of VATA 1994 as a result of the sale of the UK Assets.

(g) The Sellers and the Buyer intend that section 49 of VATA 1994 shall apply to the sale of the UK Assets under this Agreement but they do not intend to make a joint application to HM Revenue & Customs for the Buyer to be registered for VAT under the VAT registration number of the relevant Sellers, pursuant to Regulation 6(1)(d) of the VAT Regulations 1995.

(h) If the Buyer pays a Seller an amount in respect of VAT under Section 2.4(b) and HM Revenue & Customs notes that all or part of it was not properly chargeable, the relevant Seller shall repay the amount or relevant part of it to the Buyer. The relevant Seller shall make the repayment promptly after the ruling, unless it has already accounted to HM Revenue & Customs for the VAT.

(i) The Sellers shall retain their VAT Records for the period required by law and shall give the Buyer access to such records as reasonably required under the terms of section 49(5) of VATA 1994.

ARTICLE III.

PURCHASE PRICE

SECTION 3.1. Purchase Price.

In exchange for the Purchased Assets, the Buyer will pay and deliver to the Sellers at Closing an aggregate of US$17.5 million, to be paid in immediately available funds to an account designated by the Sellers (the “Cash Consideration”).

SECTION 3.2. Royalty.

(a) Royalty on Sales. As additional consideration for the sale and transfer of the Purchased Assets from the Sellers to the Buyer, and subject to Section 3.2(b), the Buyer hereby agrees to pay to the Sellers within forty five days of the end of each calendar quarter during the Royalty Period (the “Royalty Payment Date”):

(i)	a royalty of five percent (5%) on Net Sales of Products sold by the Company, the Buyer, their Affiliates, sublicensees, or distributors; and

(ii)	a royalty of two and one half percent (2.5%) on Net Sales of the Company Products sold by the Company, the Buyer, their Affiliates, sublicensees or distributors.

(b) Royalty Term. The royalty obligation set forth in Section 3.2(a) above (the “Royalty”) shall commence on the second anniversary of the Closing and terminate upon the date on which cumulative royalties actually paid to the Sellers pursuant to this Agreement reach an aggregate of US$22.5 million (the “Royalty Period”). For clarity the Buyer and the Sellers acknowledge and agree that no royalty shall accrue, be paid or payable based on sales occurring between the Closing Date and the second anniversary of Closing. The Cash Consideration and the Royalty are hereinafter collectively referred to as the “Purchase Price”. Nothing shall oblige the Buyer to pay to the Sellers a sum greater than US$22.5 million under this Section 3.2.

(c) Withholding. To the extent any Royalty payable pursuant to Section 3.2(a) is paid to the Sellers by the Buyer, the Buyer shall not withhold Taxes on such Royalty payments except as required by law.

(d) Royalty Reporting. A statement showing how any amounts payable to the Sellers under Section 3.2(a) have been calculated shall be submitted to the Sellers during the Royalty Period on the Royalty Payment Date whether or not any Royalties are earned and due on such Royalty Payment Date.

SECTION 3.3. Transfer of Purchased Assets.

(a) One hundred percent (100%) of the Purchase Price shall be allocated to the assets of Instrumentation, which owns all of the Purchased Assets being conveyed. The parties acknowledge that the Buyer may after Closing transfer some of the Purchased Assets, in particular, the Intellectual Property, to the Company and nothing in this Agreement shall prejudice the Buyer’s ability to do this nor the consideration which the Buyer and the Company decide is properly payable in connection therewith.

ARTICLE IV.

THE CLOSING

SECTION 4.1. Closing Date.

The closing of the sale and transfer of Purchased Assets (the “Closing”) will take place at the offices of the Sellers, or at another place designated by the parties, on the first Business Day following the date on which all of the relevant conditions to each party’s obligations under this Agreement have been satisfied or waived, or at such other time, date and/or place as mutually agreed to by the parties hereto (such date being referred to herein as the “Closing Date”).

SECTION 4.2. Transactions to Be Effected at Closing.

(a) The Sellers will deliver or cause to be delivered to the Buyer each of the following items, in each case appropriately executed:

(i)	this Agreement;

(ii)	the Bill of Sale and Assignment and Assumption Agreement;

(iii)	the Transitional Services Agreement;

(iv)	the Lease Extension Agreement; and

(v)	such other duly executed instruments of sale, transfer, conveyance and assignment and assumption as the Buyer may reasonably request (“Other Assignment Documents”).

(b) The Buyer will deliver or cause to be delivered to the Sellers each of the following items, in each case appropriately executed:

(i)	this Agreement;

(ii)	the Cash Consideration;

(iii)	the Bill of Sale and Assignment and Assumption Agreement;

(iv)	the Transitional Services Agreement; and

(v)	the Lease Extension Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally represent and warrant to the Buyer and the Company as of the date hereof and on Closing as set out in this Article V.

SECTION 5.1. Seller Organization; Good Standing.

Instrumentation is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. OTI is a corporation duly organized, validly existing and in good standing under the laws of Ontario. OPKO Health is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OTI UK is a private limited company duly organized, validly existing and in good standing under the laws of England and Wales. Each Seller has the requisite power and authority to own the Purchased Assets and to carry on its business as currently conducted.

SECTION 5.2. Authority; Execution and Delivery.

Each Seller has the requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Transaction Documents by the Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement and the Transaction Documents have been duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by the Buyer, will constitute the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 5.3. Consents; No Violation, Etc.

The execution and delivery of this Agreement and the Transaction Documents do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (i) violate any Governmental Rule applicable to the Sellers, (ii) conflict with any provision of the certificate of incorporation, articles or organization or by-laws (or similar organizational document) of the Sellers, (iii) conflict with any Contract to which the Sellers are a party or by which they are otherwise bound, including any Contract related to any of the Products, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except, with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not result in a Material Adverse Change or materially interfere with the Sellers’ performance of their obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not result in a Material Adverse Change or materially interfere with the Sellers’ performance of its obligations hereunder.

SECTION 5.4. Title to Purchased Assets.

(a) The Sellers have good and transferable title or a valid leasehold interest in all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances. At Closing, the Sellers will transfer to the Buyer good and valid title to all of the Purchased Assets owned by them and, with respect to the Leased Real Property and other assets leased by the Sellers, the Sellers shall assign to the Buyer good and valid leasehold interests in such Leased Real Property, in each case free and clear of any and all Encumbrances other than Permitted Encumbrances.

(b) Except as Disclosed, the Purchased Assets constitute all of the assets and properties considered by the Sellers to be necessary and sufficient to conduct the Business in all material respects as it is currently conducted.

(c) The rents payable in respect of the Leased Real Properties have been duly paid and the covenants and conditions in respect thereof have been duly performed and observed in all material respects and none of the Sellers have received any written notice of, nor to Sellers’ Knowledge are there any circumstances giving rise to, any right of termination of any lease of the Leased Real Properties prior to the normal expiry thereof. There are no outstanding claims or disputes at the instance of Sellers or the landlords under any lease for the Leased Real Properties.

SECTION 5.5. Financial Statements and Balance Sheet.

(a) The Balance Sheet is complete and correct in all material respects, fairly presents in all material respects the financial condition of the Business as at the Balance Sheet Date and has been prepared in accordance with GAAP (subject to normal adjustments) and in conformity with the practices consistently applied by the Sellers without modification of the accounting principles used in the preparation thereof as at the date indicated.

(b) The Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) from the books and records of the Sellers. The balance sheets included in the Financial Statements (including the related notes and schedules) fairly present in all material respects the consolidated financial position of the Business as of the date of such balance sheets, and the statements of income and cash flows included in the Financial Statements (including any related notes and schedules) fairly present in all material respects the consolidated results of operations and changes in cash flows, as the case may be, of the Business for the periods set forth therein, in each case in accordance with IFRS.

(c) There has been no change in any accounting policy, practice or procedure of the Sellers in the past three (3) years, except as required by applicable law or in accordance with GAAP.

(d) The Sellers maintain a system of internal controls over financial reporting which provides reasonable assurance regarding the reliability of their financial reporting and preparation of financial statements in accordance with GAAP.

SECTION 5.6. Absence of Certain Changes.

(a) Except as Disclosed, since December 31, 2010, the Sellers have conducted the Business only in the Ordinary Course or as contemplated by this Agreement and there has not been any Material Adverse Change or any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Change.

(b) Except as Disclosed, since December 31, 2010, each Seller has in respect of the Business:

(i)	not engaged in any new line of business or made any commitment with respect to the Business or the Purchased Assets except those in the Ordinary Course;

(ii)	duly and timely filed or cause to be filed all (i) reports required to be filed with any Governmental Entity, agency or authority and (ii) Tax Returns required to be filed with any Governmental Entity, agency or authority and promptly paid or caused to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith or an extension has been granted by appropriate proceedings;

(iii)	paid or caused to be paid when due all Potential Successor Taxes, including interest and penalties levied or assessed;

(iv)	not disposed of or permitted to lapse any right to the use of any of the Intellectual Property material to the conduct of the Business;

(v)	not (i) sold any Purchased Asset, other than Inventory and finished and unfinished goods sold in the Ordinary Course; (ii) created, incurred or assumed any indebtedness secured by the Purchased Assets other than in the Ordinary Course; (iii) granted, created, incurred or suffered to exist any Encumbrance other than a Permitted Encumbrance on the Purchased Assets; (iv) incurred any liability or obligation (absolute, accrued or contingent) that would be an Assumed Liability except in the Ordinary Course; (v) written-off any guaranteed check, note or account receivable except in the Ordinary Course or unless in accordance with GAAP; (vi) written-down the value of any asset or investment (including any Purchased Asset) on the books and records of the Sellers, except (A) for depreciation and amortization in the Ordinary Course or (B) in accordance with GAAP; or (vii) cancelled any debt or waived any claim or right under any Contract that would be material to the operation of the Business except in the Ordinary Course;

(vi)	not increased in any manner the base compensation of, accelerated the payment of any base compensation or bonus owed to, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, independent contractors, officers, directors or consultants;

(vii)	maintained in existing condition and repair (ordinary wear and tear excepted), consistent with past practices and the Sellers’ obligations as tenants under the Leases, all buildings, offices, shops and other structures occupied by the Sellers and located on the Leased Real Property;

(viii)	maintained suppliers and Inventory at levels that are consistent with the Ordinary Course;

(ix)	performed in all material respects all of its obligations under all Contracts, and not materially defaulted or suffered to exist any event or condition that with notice or lapse of time or both is reasonably likely to constitute a material default under any Contract (except those being contested in good faith) and not entered into, assumed or amended any material Contract;

(x)	maintained in full force and effect policies of insurance comparable in amount and scope of coverage to that maintained in prior periods;

(xi)	continued to collect accounts receivable and pay trade accounts payable in the Ordinary Course and continued its billing practices in the Ordinary Course; and

(xii)	not authorized, or committed or agreed to take, any of the prohibited actions in the foregoing clauses (i) through (xi).

SECTION 5.7. Litigation.

(a) Except as Disclosed, there is no suit, claim, action, investigation, arbitration or proceeding pending or, to the Knowledge of the Sellers, threatened against, relating to or involving any Seller, the Business or the Purchased Assets before any Governmental Entity or arbitrator. The Sellers are not subject to any judgment, decree, injunction, ruling or order of any court or arbitration panel naming the Sellers or the Purchased Assets.

SECTION 5.8. Legal and Regulatory Issues.

Except as Disclosed, since January 1, 2008, with respect to the Products, the Sellers have not received any warning letters or other written correspondence from the FDA or other similar regulatory bodies concerning the Products and there has not been a recall or market withdrawal of any Product by the Sellers, whether voluntary or involuntary nor do the Sellers have Knowledge of any such regulatory issues which may have occurred since January 1, 2008. The Sellers do not have any Knowledge of any regulatory issues which may have occurred within the last five years but prior to January 1, 2008, except for any such regulatory issues as shall not have had, and would not reasonably be expected to result in, a Material Adverse Change.

SECTION 5.9. Compliance with Applicable Laws.

Except as Disclosed, the Sellers are and have been at all times since January 1, 2008 in compliance with all laws and Governmental Rules that are material to the operation of the Business and applicable to them or the operation of the Business or the ownership (as applicable) or use of the Purchased Assets and the Leased Real Property. Except as Disclosed, since January 1, 2008, no Seller has received written notice from any Governmental Entity of, and the Sellers have no Knowledge of, any failure by the Sellers or the Business to comply with any Governmental Rules that are material to the operation of the Business. The Sellers do not have any Knowledge of any failure to comply with any Governmental Rules within the last five years but prior to January 1, 2008, except for any such failure as shall not have had, and would not reasonably be expected to result in, a Material Adverse Change.

SECTION 5.10. Tax Matters.

Taxes. (i) The Sellers have complied in all material respects with all laws relating to Taxes; (ii) all Tax Returns of the Sellers on which are required to be reported Potential Successor Taxes and which are due to have been filed through the date hereof (taking into account applicable extensions) in accordance with any applicable laws have been duly filed and are true, correct and complete in all material respects; (iii) all Potential Successor Taxes due and owing by the Sellers (whether or not shown on any Tax Return) have been paid in full; (iv) all deficiencies in Potential Successor Taxes asserted as a result of any examination of any Tax Return have been paid in full, accrued on the books of the Sellers, or finally settled; (v) no claims have been asserted and no proposals or deficiencies for any Potential Successor Taxes are being asserted, proposed or threatened, in writing; (vi) no claim has ever been made against any Seller by any Governmental Entity in a jurisdiction where such Seller does not file Tax Returns on which are required to be reported Potential Successor Taxes, and where it has not paid Potential Successor Taxes, that such Seller is or may be subject to taxation with respect to Potential Successor Taxes; (vii) the Sellers have withheld and paid all material Potential Successor Taxes required to have been paid by the Sellers in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (viii) there are no outstanding waivers or agreements by any Seller for the extension of time for the assessment of any material Potential Successor Taxes or deficiency thereof; and (ix) there are no liens for Taxes on the Purchased Assets other than liens for Taxes which are not yet due and payable, nor are there any such liens which are pending or threatened.

SECTION 5.11. Real Property.

(a) The Sellers do not own any real property.

(b) Schedule 5.11(b) sets forth the address and legal description of each parcel of leased real property leased in connection with the Business (the “Leased Real Property”). The Sellers have delivered, or made available, to the Buyer a true and complete copy of each lease agreement for the Leased Real Property (the “Leases”). Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto and will continue to be a legal, valid and binding obligation of the respective parties thereto following the Closing. With respect to each Lease and except as Disclosed, (i) neither the Sellers nor, to the Knowledge of the Sellers, any other party to any Lease is in breach or in default thereunder, and no event has occurred which, with notice or lapse of time (or both), would constitute such a breach or default thereunder, (ii) to the Knowledge of the Sellers, no other party to the Lease has repudiated, or threatened to repudiate, any provision thereof; and (iii) no consent of the landlords under any such lease or sublease is required as a result of the consummation of the transactions contemplated hereby.

SECTION 5.12. Intellectual Property.

(a) Schedule 2.1(a)(ii) identifies a true and complete list of (i) all of the material Intellectual Property owned or controlled by the Sellers and used in connection with the Business and (ii) all material license agreements and arrangements with respect to any of such Intellectual Property to which the Sellers are a party, whether as licensee, licensor or otherwise (other than non-exclusive end-user licenses for commercially available prepackaged computer software generally available to the public). The Sellers own and have good and exclusive title to, or have licenses (sufficient for the conduct of the Business as currently conducted) to, each item of Intellectual Property necessary for the operation of the Business, free and clear of all Encumbrances. Each item of Intellectual Property owned or used by the Sellers immediately prior to the Closing will be owned or available for use by the Buyer on substantially similar terms and conditions immediately after the Closing. Any and all registration, maintenance and/or renewal fees for any registered Intellectual Property listed in Schedule 2.1(a)(ii), due on or before Closing have been, or will be, paid in full prior to Closing.

(b) To the extent that any Intellectual Property has been developed or created by a third party for the Sellers or their Affiliates and is material to the operations of the Business as currently conducted, to the Knowledge of the Sellers, the Sellers (i) have obtained ownership of and are the exclusive owners of, or (ii) have obtained a license (sufficient for the conduct of the Business as currently conducted and as proposed to be conducted) to all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(c) To the Knowledge of the Sellers, Know How which is material to the Business as presently conducted has been documented or is otherwise within the knowledge of the employees identified on Schedule 5.14 to this Agreement.

(d) To the Sellers’ Knowledge, any and all Confidential Information and Know How has been kept secret and confidential and has not been disclosed to any third parties except under a valid and enforceable obligation of confidentiality.

(e) To the Knowledge of the Sellers, the operation of the Business as it is currently conducted, including the Sellers’ design, development, marketing and sale of the products or services of the Business (including with respect to products currently under development), does not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of the Sellers, constitute unfair competition or trade practices under the laws of any jurisdiction.

(f) The Sellers have not received written notice from any third party, that the operation of the Business as it is currently conducted, or any act, product or service of the Business, materially infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Business is currently conducted by the Sellers.

(g) To the Knowledge of the Sellers, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers. There are no pending or, to the Knowledge of the Sellers, threatened claims against the Sellers or their employees or independent contractors alleging that the Sellers’ Intellectual Property infringes on or conflicts with the rights of any other Person.

SECTION 5.13. Contracts.

(a) Schedule 5.13 lists all Contracts to which the Sellers are a party and which are material to the Business or the Purchased Assets. The Sellers have delivered, or made available, to the Buyer a true, correct and complete copy of each contract or other agreement (as amended to date) listed in Schedule 5.13 (or a summary thereof in the case of an oral contract).

(b) Except as Disclosed, there are no Contracts that are material to the Business or the Purchased Assets and that are unlikely to have been fully performed in accordance with their terms within one year after the date each was entered into, are non-arm’s length, and/or contain exclusivity undertakings in favour of the counterparty.

(c) The Sellers have not committed any material breach of, or material default under or repudiated, the terms of any Contract set forth in Schedule 5.13. To the Knowledge of the Sellers, no counterparty to any Contract set forth in Schedule 5.13 is in breach thereof, and no event has occurred which, with notice or lapse of time (or both), would constitute a breach by any counterparty under any such Contract, nor has any counterparty repudiated, terminated or, to the Knowledge of the Sellers, threatened to repudiate or terminate any provision under any such Contract.

(d) Each Contract is a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity).

SECTION 5.14. Employees.

(a) Schedule 5.14(a) is an accurate list of all current employees and independent contractors of the Sellers involved in the Business and their hourly rates of compensation, base salaries or other form of direct base compensation (as applicable). Schedule 5.14(a) also sets forth with respect to each employee of the Business their entitlement to any bonus or commission payments, the number of stock options which have been awarded to such employees, and their location of employment. The Sellers have complied in all material respects with all applicable laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to immigration and citizenship, wages, hours, pay equity, equal opportunity, collective bargaining and the payment and withholding of social security and other Taxes. The Sellers have no Knowledge of any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).

(b) Except as Disclosed, (i) the Sellers are not delinquent in payments to any of their respective employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or independent contractors, (ii) there is no unfair labor practice complaint against the Sellers pending before the National Labor Relations Board or any other Governmental Entity, or, to the Knowledge of the Sellers, threatened against the Sellers, (iii) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened against or involving the Sellers, (iv) no labor union currently represents or has represented the employees of the Sellers, (v) to the Knowledge of the Sellers, no labor union has taken any action with respect to organizing the employees of the Sellers, and (vi) no material grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim thereto has been asserted against the Sellers. The Sellers are not a party to or bound by any collective bargaining agreement, union contract or similar agreement.

(c) Except as Disclosed, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from the Sellers to any director or employee of the Sellers from the Sellers, under any Employee Benefit Plan or otherwise; (ii) increase any benefits otherwise payable by the Sellers under any Employee Benefit Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) The Transferring Employees are all the employees of the Sellers in the UK who work wholly or mainly in the Business.

(e) No offer of employment has been made to any person that has not been accepted and remains open for acceptance as at the date of this Agreement or that has been accepted but the employment has not yet started.

(f) The Sellers have Disclosed the full terms and conditions of employment of the Transferring Employees and copies of all workplace policies, procedures and staff handbooks which apply to the Transferring Employees, including a copy of the disciplinary and grievance procedures.

(g) All contracts of the Transferring Employees can be terminated without payment of damages or compensation (other than statutory compensation) on three months’ notice or less given at any time.

(h) Except as Disclosed, no proposals have been made to the Transferring Employees or any representative on their behalf (formally or informally) to introduce, increase or otherwise vary any of the foregoing terms and conditions, including remuneration and benefits, and the Sellers are under no contractual obligation so to do.

(i) In respect of each of the Transferring Employees, each of the Sellers have fully complied with its obligations under regulation 13 of the Employment Regulations to inform and consult with trade unions or other employee representatives on any matter concerning or arising from the transaction undertaken by the Agreement or affecting the Transferring Employees.

(j) No Transferring Employee is receiving or is due to receive payment under any sickness, permanent health insurance or disability schemes and there are no pending claims for such payments.

(k) No Transferring Employee has been absent from work for 21 working days or more in any six month period in the last three years, on account of injury, ill-health or any other reason (other than pre-arranged holidays), whether or not the days of absence have been consecutive.

(l) All Transferring Employees are entitled to work in the United Kingdom.

(m) The Sellers have not dismissed any employee in connection with the sale of the Business.

SECTION 5.15. Environmental, Health, and Safety Matters.

(a) The Sellers possess all material Product Regulatory Documents, permits and approvals required for the operation of the Business and, to the Knowledge of the Sellers, the Sellers are in material compliance with Governmental Rules relating to environmental, health, and safety requirements (“Environmental Laws”), and no Liability has arisen under such Environmental Laws.

(b) Since January 1, 2008, the Sellers have not received any written notice, information request, report or other information regarding any actual or alleged violation of Environmental Laws, or any material Liabilities, including any investigatory, remedial or corrective obligations, relating to the Sellers or the Leased Real Property arising under Environmental Laws. No action is pending or, to the Knowledge of the Sellers, threatened against the Sellers alleging violations of, or Liabilities arising under Environmental Laws.

SECTION 5.16. Affiliate Transactions.

Other than as Disclosed, no current or former officer, director, shareholder, partner or, to the Sellers’ Knowledge, employee of the Sellers, or any of their respective Affiliates, or any individual related by blood, marriage or adoption to any such individual, or any entity in which any such Person or individual owns any beneficial interest, (i) is now a party to any agreement, contract, commitment or transaction with the Sellers (other than at-will employment arrangements) or has any material interest in any property used by the Sellers in connection with the Business or the Purchased Assets, (ii) is now the direct or indirect owner of an interest in any Person that is a present or potential competitor, supplier or customer of the Sellers or (iii) receives income from any source which should properly accrue to the Sellers. The Sellers are not a guarantor or otherwise liable for any actual or potential Liability, whether direct or indirect, of any of its Affiliates.

SECTION 5.17. Liabilities.

Except as Disclosed, to the Sellers’ Knowledge, the Sellers do not have any Liability relating to the Business, other than Liabilities reflected, reserved against or otherwise specified in the Balance Sheet or incurred in respect of the Business in the Ordinary Course between the Balance Sheet Date and the Closing Date.

SECTION 5.18. Inventory.

The Inventory is merchantable and of a quality and quantity usable or saleable in the Ordinary Course, subject to the write-downs for slow-moving and obsolete inventory in the Ordinary Course. The inventory of the Sellers is carried on the books and records of the Sellers in accordance with GAAP applied consistently.

SECTION 5.19. Receivables.

Except as Disclosed, all of the Accounts Receivables of the Sellers relating to the Business represent accounts receivable that have arisen in the Ordinary Course. Except as Disclosed, the Accounts Receivable (i) are not subject to any valid counterclaims or setoffs other than credits, returns and allowances in the Ordinary Course, and (ii) resulted from a bona fide sale or license to a customer in the Ordinary Course.

SECTION 5.20. No Brokers.

The Sellers have not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

SECTION 5.21. Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article V, the Sellers are not making any other representations or warranties, express or implied, with respect to the Products, the Purchased Assets, the Business or any other matter, including but not limited to any warranty of merchantability or fitness for a particular purpose or infringement of third party rights, and all such warranties are disclaimed.

SECTION 5.22. Circular.

To the Knowledge of the Sellers, the information relating to the Business set out in the Circular does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as of the date hereof and on Closing as follows:

SECTION 6.1. Organization; Good Standing.

Each of the Company and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and the Buyer has all requisite corporate power and authority to carry on its business as it is currently being conducted. Each of the Company and the Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 6.2. Authority; Execution and Delivery.

Each of the Company and the Buyer has the requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Transaction Documents by the Company and the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by the Buyer and the Company and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, constitutes the legal, valid and binding obligation of the Buyer and the Company, enforceable against the Buyer and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 6.3. Consents; No Violations, etc.

The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (i) violate any Governmental Rule applicable to either the Company or the Buyer, (ii) conflict with any provision of the certificate of incorporation or by-laws of either the Company or the Buyer, (iii) conflict with any contract to which either the Company or the Buyer is a party or by which it is otherwise bound or (iv) except in respect of the approval of the Circular by the UK Listing Authority, require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not materially interfere with either the Company’s or the Buyer’s performance of its obligations hereunder or result in a Material Adverse Change to the Buyer’s or the Company’s business, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with either the Company’s or the Buyer’s performance of its obligations hereunder or result in a Material Adverse Change to the Buyer’s or the Company’s business.

SECTION 6.4. No Brokers.

Neither the Company nor the Buyer has entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

SECTION 6.5. Financing.

The Buyer will have sufficient funds to pay the Cash Consideration and all other amounts payable by the Buyer under this Agreement at Closing.

SECTION 6.6. Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article VI, the Buyer is not making any other representations or warranties, express or implied with respect to itself or the Company or any other matter whatsoever.

ARTICLE VII.

CERTAIN COVENANTS AND AGREEMENTS OF SELLERS

SECTION 7.1. Operation of Business.

(a) From and after the date of this Agreement and up until Closing, each of the Sellers shall, except as expressly required by this Agreement and except as otherwise consented to in advance in writing by the Buyer, which such consent shall not be unreasonably withheld or delayed:

(i)	conduct the Business in the Ordinary Course and not engage in any new line of business or make any commitment with respect to the Business or the Purchased Assets except those in the Ordinary Course and not otherwise prohibited under this Section 7.1;

(ii)	use reasonable efforts to (i) preserve intact the goodwill and business organization of such Seller and (ii) preserve the relationships and goodwill of such Seller with customers, distributors, suppliers and employees of such Seller;

(iii)	duly and timely file or cause to be filed all (i) reports required to be filed with any Governmental Entity, agency or authority and (ii) Tax Returns required to be filed with any Governmental Entity, agency or authority and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith or an extension has been granted by appropriate proceedings;

(iv)	maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices and the Sellers’ obligations as tenants under the Leases, all buildings, offices, shops and other structures occupied by the Sellers and located on the Leased Real Property;

(v)	not dispose of or permit to lapse any right to the use of any of the Intellectual Property material to the conduct of the Business;

(vi)	maintain, and not permit to lapse, each Product Regulatory Document held by such Seller as of the date hereof material to the operation of the Business;

(vii)	not (i) sell any Purchased Asset, other than Inventory and finished and unfinished goods sold in the Ordinary Course, (ii) create, incur or assume any indebtedness secured by the Purchased Assets other than in the Ordinary Course, (iii) grant, create, incur or suffer to exist any Encumbrance other than a Permitted Encumbrance on the Purchased Assets, (iv) incur any liability or obligation (absolute, accrued or contingent) that would be an Assumed Liability except in the Ordinary Course, (v) write-off any guaranteed check, note or account receivable except in the Ordinary Course or unless in accordance with GAAP, (vi) write-down the value of any Purchased Asset except (A) for depreciation and amortization in the Ordinary Course or (B) in accordance with GAAP, (vii) cancel any debt or waive any claim or right under any Contract that would be material to the operation of the Business except in the Ordinary Course, or (viii) make any commitment for any capital expenditure in excess of US$100,000;

(viii)	not increase in any manner the base compensation of, accelerate the payment of any base compensation or bonus owed to, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, independent contractors, officers, directors or consultants, except as required by applicable law;

(ix)	not enter into any collective bargaining agreement;

(x)	maintain supplies and Inventory at levels that are consistent with seasonal demand and in the Ordinary Course;

(xi)	continue to collect accounts receivable and pay trade accounts payable in the Ordinary Course and continue its billing practices in the Ordinary Course;

(xii)	perform in all material respects all of its obligations under all Contracts, and not materially default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a material default under any Contract (except those being contested in good faith) and not enter into, assume or amend any material Contract;

(xiii)	maintain in full force and effect policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Sellers;

(xiv)	continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with past practice; and

(xv)	not authorize, or commit or agree to take, any of the prohibited actions in the foregoing clauses (i) through (xiv).

(b) Nothing contained in this Agreement shall be construed to give to the Buyer, directly or indirectly, rights to control or direct the Sellers’ operations prior to the Closing. Prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.

SECTION 7.2. Full Access.

From and after the date of this Agreement and through to Closing, the Sellers shall permit representatives of the Buyer and the Company (including legal counsel and accountants) to have access at reasonable times upon reasonable advance written notice, and in a manner so as not to interfere with the normal business operations of the Sellers, to premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Business. The Buyer and the Company will treat and hold as such any confidential information it receives from any of the Sellers in the course of the reviews contemplated by this Section 7.2, will not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers (or destroy, if requested by the Sellers, and provide documentation thereof) all tangible embodiments (and all copies) of the confidential information (including, without limitation, all summaries, reports and analyses derived therefrom (excluding such summaries, reports and analyses derived by the Buyer’s or the Company’s third party consultants)) that are in its possession. The Buyer or the Company may meet with or otherwise contact the Hired Employees and the Transferring Employees as agreed between the Buyer and the Sellers. Other than as previously set out in this section, the Buyer will not contact any vendor, customer, supplier, distributor, or employee of the Sellers prior to the Closing Date without the prior written consent of Instrumentation, which consent, for the avoidance of doubt, may be provided by email exchange between the Buyer and the Sellers, and shall not be unreasonably delayed or withheld.

SECTION 7.3. Post-Closing Orders and Payments.

From and after 12:01 A.M. (Eastern Daylight Time) on the day immediately following the Closing Date, the Sellers shall hold all payments received by the Sellers from third parties for Products purchased by the third parties on trust for the Buyer and shall promptly deliver to the Buyer any payments received by the Sellers and refer all inquiries it receives with respect to the Products to the Buyer.

SECTION 7.4. Further Actions.

(a) From and after the date of this Agreement and through to Closing, the Sellers will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable, and assist and cooperate with the other parties in doing all things necessary proper or advisable, to ensure that the conditions set forth in Article IX are consummated and made effective, in the most expeditious manner practicable including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

SECTION 7.5. Notice of Developments

From and after the date of this Agreement and through to Closing, the Sellers will give prompt written notice to the Buyer of:

(a) any change or event that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Change or otherwise result in any representation or warranty of the Sellers under this Agreement being inaccurate in any material respect;

(b) any breach by the Sellers of the terms and conditions of this Agreement;

(c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(d) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(e) any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of the Sellers, threatened against, relating to or involving or otherwise affecting the Sellers or the Business that relates to the consummation of the transactions contemplated by this Agreement; and

(f) the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding by a Governmental Entity.

SECTION 7.6. Assignment of Contracts, Rights, Etc.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any Contract, or right with respect to any benefit arising thereunder or resulting therefrom, or any permit, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the rights of the Buyer thereunder. The Sellers shall use commercially reasonable efforts to obtain the consent of any such third party to any of the foregoing to the transfer or assignment thereof to the Buyer in all cases in which such consent is required for such transfer or assignment. If such consent is not obtained, the Sellers shall cooperate in any reasonable and lawful arrangements designed to provide for the Buyer the benefits thereunder.

SECTION 7.7. Confidentiality and Protection of Goodwill.

(a) For the purpose of assuring to the Buyer, the Company and their successors in title the full benefit and value of the Business and goodwill incidental to the Business and in further consideration of the agreement of the Buyer to purchase the Purchased Assets on the terms hereof, the Sellers and OPKO Health each hereby undertake to the Buyer and the Company that:

(i)	it shall (and it shall procure that each of its Affiliates will) keep confidential and shall not reveal to any person or, through any failure to exercise all due care and diligence, cause any unauthorized disclosure of any confidential information concerning the organization, business, finances, transactions, Know How, Intellectual Property, or affairs of the Business or any information of a confidential or proprietary nature belonging to any third party which is in the custody or control of the Business under an obligation (whether written or implied) of confidentiality (hereinafter in this Section 7.7 called “Confidential Information”).

(ii)	it shall not use or attempt to use any such Confidential Information in any manner which may reasonably be expected to injure or cause loss directly or indirectly to the Buyer or the Company or may be likely to do so; and

(iii)	it shall do nothing to harm the Business and the goodwill incidental to the Business.

(b) The foregoing undertakings are in addition to and without prejudice to any other duty of confidentiality owed by the Sellers to the Buyer or the Company in any capacity.

(c) The undertakings contained in Section 7.7(a) shall cease to apply to information which the parties agree in writing is not confidential, or which comes into the public domain otherwise than through breach of the provisions of this Agreement by the Sellers or OPKO Health. Nothing in Section 7.7 shall prevent the Sellers or OPKO Health from disclosing Confidential Information which is required to be disclosed by law or for the purposes of any judicial proceedings or by any taxation authority or by the rules of any stock exchange or regulatory authority, whether or not having the force of law, to such party as has required such disclosure. Nothing in this Section 7.7 shall prevent the Sellers or OPKO Health from disclosing such Confidential Information to its professional advisers as is reasonably necessary to obtain advice on the transactions contemplated by this Agreement.

(d) The Sellers and OPKO Health shall not (and shall procure that no Affiliate will), save as previously agreed in writing with the Buyer, either on its own account or in conjunction with others, in any capacity whatsoever (including, but without limitation, acting as a consultant, agent or manager) and whether directly or indirectly and whether with a view to profit or otherwise:

(i)	during the Restricted Period, establish, develop, carry on or assist in establishing, developing or carrying on, or be engaged, concerned, interested in or employed by, any business, enterprise or venture competing to a material extent with the Business as such Business is carried on at the Closing Date within the United States, Canada or United Kingdom (hereinafter in this Section called the “Restricted Area”). However, nothing in this Section 7.7(d) shall prevent the Sellers or OPKO Health (or any Affiliate) from purchasing, holding or from being beneficially interested in the shares of not more than five (5)% of any class of shares or securities of any company provided that the Sellers or OPKO Health (or the relevant Affiliate) is not entitled or able to exercise, directly or indirectly, management functions or material influence over such company; or

(ii)

during the Restricted Period solicit, canvass or entice away (or endeavor to solicit, canvass or entice away) from the Business any person, firm or company who was at any time during the period of one year immediately preceding the Closing Date a customer of or supplier to the Business for the purpose of offering to such customer or obtaining from such supplier goods or services similar to or materially competing with those of the Business; or

(iii)	during the Restricted Period solicit, canvass or entice away (or endeavor to solicit, canvass or entice away) any of the Hired Employees or the Transferring Employees for the purposes of employment of such Hired Employees or Transferring Employees by any other person in an enterprise or venture competing to a material extent with the Business and whether or not such person would commit a breach of contract by reason of leaving service.

(e) The Sellers and OPKO Health each hereby acknowledge and agree that the undertakings contained in Sections 7.7(a)(i), (ii) and (iii) constitute entirely separate and independent undertakings on it which are reasonable in the circumstances of this Agreement and agrees that if one or more is held to be invalid as an unreasonable restraint of trade or for any other reason then the remaining undertakings shall remain valid and in so far as any such restriction would be void as stated but would be valid if the period of application were reduced or if some part of the undertaking were deleted, the undertaking in question shall apply with such modification as may be necessary to make it valid and effective and the Sellers and OPKO Health each agree to execute any further undertaking in such modified terms if requested to do so by the Buyer.

(f) The Sellers and OPKO Health acknowledge that any breach of the undertakings in this Section 7.7 may cause the Buyer or the Company irreparable injury and that monetary damages alone will not be an adequate remedy for any such breach. In the event of a breach or threatened breach of the said undertakings, the Sellers and OPKO Health each agree that the Buyer’s and the Company’s remedies shall include injunctive relief restraining the Sellers and OPKO Health from breaching the undertakings.

SECTION 7.8. Guarantee.

In consideration of the matters described in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, OPKO Health hereby unconditionally guarantees the due and punctual performance of each of the obligations and undertakings of the Sellers under this Agreement when and to the extent the same are required to be performed and subject to the terms and conditions hereof.

ARTICLE VIII.

CERTAIN COVENANTS AND AGREEMENTS OF THE BUYER AND THE COMPANY

SECTION 8.1. Shareholder Meeting.

(a) The Company, acting through the Company’s Board of Directors, will as promptly as practicable, but in any event, within two Business Days following the date of this Agreement and in consultation with the Sellers duly call and give notice of a general meeting of the Company’s shareholders for the purpose of considering and approving the transactions contemplated by this Agreement (the “Company Shareholders Meeting”) and shall, subject to any valid exercise of the rights of the Company Shareholders to the contrary, hold the Company Shareholders Meeting on the date specified in the notice of the Company Shareholders Meeting, which shall be no more than [20] days from the date the notice of the meeting is given.

SECTION 8.2. In connection with convening the Company Shareholders Meeting in accordance with Section 8.1(a), the Company will distribute a circular to the Company’s shareholders (the “Circular”) following approval of the Circular by the UK Listing Authority. The Company and the Sellers will cooperate and consult with each other, their respective counsel and accountants, in the preparation of the Circular. The Company shall (i) include in the Circular the recommendation of the Company’s Board of Directors that the Company’s shareholders vote in favour of the approval of the transactions contemplated by this Agreement (the “Recommendation”); (ii) use all commercially reasonable efforts to obtain the affirmative vote of the Company’s shareholders holding the requisite majority of issued shares of the Company entitled to vote at the Company Shareholders Meeting (the “Requisite Shareholder Vote”); and (iii) procure that each director of the Company, subject to his or her duties to the Company as a director, recommends and continues to recommend to the Company’s shareholders the passing of the resolution proposed at the Company Shareholders Meeting and shall use his or her votes, in respect of shares in the Company owned by him or her, to vote in favour of such resolution.

SECTION 8.3. Books and Records.

(a) For a period of seven years from and after the Closing Date, the Buyer will preserve all books and records included within the Purchased Assets and will make such books and records available for inspection and copying by the Sellers or its agents upon reasonable request and upon reasonable notice to confirm compliance with this Agreement, at the Sellers’ expense.

(b) The Sellers shall have the right to appoint an independent public accounting firm reasonably acceptable to the Buyer to audit the records of the Buyer as necessary to verify all Royalty payments payable pursuant to this Agreement. Such records shall be open for examination for a period of at least five years following the end of the calendar quarter to which they pertain. If a deficiency with regard to any payment hereunder is determined by such accounting firm (such determination to be final and binding upon all parties), the Buyer shall pay any deficiency within thirty (30) days of receiving notice thereof along with interest at the rate of 1.5% per month. If a payment deficiency for a calendar year exceeds US$25,000 or five percent (5%) of the payments paid for that year, whichever is less, then the Buyer shall be responsible for paying the Sellers’ reasonable and documented out-of-pocket expenses incurred with respect to such review/audit. The Sellers may exercise their right of audit no more frequently than once in any calendar year. The accounting firm shall disclose to the Sellers only information relating to the accuracy of the Royalty payments.

SECTION 8.4. Employees.

(a) Schedule 5.14(a) sets forth a true and complete list of each employee of the Sellers relating to the Business. The Buyer or the Company (as applicable) agree to offer employment (on an at-will basis) to such employees who continue to be employed by the Sellers as at the Closing Date, such employment to be on the same or substantially similar terms to the employees’ current terms (to the extent such terms have been Disclosed and other than in connection with any Employee Benefit Plan) to be effective as of the Closing Date (or, in the case of employees who are on disability or leave of absence, including military leave, effective on the date they are removed from disability status or return from leave) (“Hire Date”). All such employees who accept employment with the Buyer or the Company (as applicable) will become employees of the Buyer or the Company effective as of the Hire Date (each a “Hired Employee”). Employees who do not accept employment with the Buyer or the Company will not become employees of the Buyer or the Company.

(b) The provisions of Section 8.4(a) apply only to those employees based in the US and Canada. The transfer of employment of the Transferring Employees will be dealt with in accordance with Appendix 1.

(c) The Buyer and the Company agree to offer the Hired Employees and the Transferring Employees retention payments in the amount and on the basis set out in Attachment C.

SECTION 8.5. Bulk Transfer Laws.

The Buyer and the Company hereby waive compliance by the Sellers with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer and the Company and releases the Sellers from any Liabilities in connection therewith as the Buyer and the Company are assuming all Liabilities not specifically excluded.

SECTION 8.6. Response to Inquiries and Products Complaints.

Without prejudice to any claims by the Buyer or the Company under the representations and warranties of the Sellers set out in this Agreement, or otherwise under this Agreement, after the Closing the Buyer will assume all responsibility for responding to any Product inquiries or complaints about the Products, including any and all service, warranty, and repair obligations.

SECTION 8.7. Further Actions.

From and after the date of this Agreement and through to Closing, the Buyer will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable, and assist and cooperate with the other parties in doing all things necessary proper or advisable, to ensure that the conditions set forth in Article IX are consummated and made effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

SECTION 8.8. Notice of Developments.

From and after the date of this Agreement and through to Closing, the Buyer will give prompt written notice to the Sellers of:

(a) any change or event that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Change or otherwise result in any representation or warranty of the Buyer under this Agreement being inaccurate in any material respect;

(b) any breach by the Buyer of the terms and conditions of this Agreement;

(c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(d) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(e) any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of the Buyer, threatened against, relating to or involving or otherwise affecting the Buyer that relates to the consummation of the transactions contemplated by this Agreement.

ARTICLE IX.

CONDITIONS

SECTION 9.1. Conditions to Obligations of the Buyer.

The obligations of the Buyer to purchase the Purchased Assets being sold on the Closing Date and to assume the related Assumed Liabilities is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all material respects (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the date of this Agreement and the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date) and except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Change on the Business.

(b) Performance of Obligations of Sellers. The Sellers will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by them under this Agreement or the Transaction Documents at or prior to the Closing Date.

(c) No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d) Deliveries. The Sellers will have duly executed and delivered to the Buyer, dated as of the Closing Date, the documents referred to in Section 4.2(a).

(e) No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change suffered by the Business.

(f) Shareholder Vote. The Company having obtained the Requisite Shareholder Vote.

SECTION 9.2. Conditions to the Obligations of Sellers.

The obligations of the Sellers to sell, assign, convey, and deliver the Purchased Assets being sold on the Closing Date to the Buyer are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all material respects (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the date of this Agreement and the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date) and except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Change on the Buyer.

(b) Performance of Obligations of the Buyer. The Buyer will have each performed in all material respects all obligations required to be performed by it under this Agreement or the Transaction Documents at or prior to the Closing Date.

(c) No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d) Deliveries. The Buyer will have duly executed and delivered to the Sellers, dated as of the Closing Date, in each case appropriately executed, the documents referred to in Section 4.2(b).

(e) No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change suffered by the Buyer.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1. Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)	by mutual written consent of the Sellers, on the one hand, and the Buyer, on the other hand;

(ii)	by the Buyer if the conditions under Section 9.1 have not been met and Closing has not occurred prior to November 30, 2011 (the “Long Stop Date”), and by the Sellers if the conditions under Section 9.2 have not been met and Closing has not occurred prior to the Long Stop Date, provided the failure of the Closing to occur by such date is not the result of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder;

(iii)	by the Sellers or the Buyer if the Company fails to obtain the Requisite Shareholder Vote at the Company Shareholders Meeting or any adjournment thereof;

(iv)	by the Sellers if the Buyer commits a material breach of any obligation, condition or covenant contained in this Agreement or the Transaction Documents that is incapable of remedy prior to the Long Stop Date;

(v)	by the Buyer if the Sellers commit a material breach of any obligation, condition or covenant contained in this Agreement or the Transaction Documents that is incapable of remedy prior to the Long Stop Date;

(vi)	by the Sellers, if (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend to the Company’s shareholders that they approve the transaction contemplated by this Agreement or otherwise comply with Sections 8.1 and 8.2, (ii) the Board of Directors of the Company or any committee thereof shall have recommended that the Company’s shareholders vote against the transaction contemplated by this Agreement, or (iii) the Board of Directors of the Company or any committee thereof takes or determines to take any of the foregoing actions.

(b) Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, written notice thereof shall promptly be given by the party electing such termination to the other party and this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except as provided in Section 10.1(c) below, and further provided that any termination of this Agreement pursuant to this Section shall not relieve any party from any liability for the breach of any representation, warranty or covenant contained in this Agreement prior to the date of termination or be deemed to constitute a waiver of any remedy available for such breach.

(c) Non-fulfillment of Conditions. In recognition of the Sellers expending considerable time, resource and effort in connection with the transactions contemplated hereby, in the event that the Sellers terminate the Agreement under Sections 10.1(a)(iii), (iv) or (vi) on or prior to the Long Stop Date, then the Buyer hereby covenants to pay on demand to the Sellers the sum of US$750,000.

(d) Return of Confidential Materials. Upon termination of this Agreement for any reason, the Buyer will immediately return all documents and other material received from the Sellers relating to the Business, the Products, the Purchased Assets and the transactions contemplated hereby, whether so obtained before or after the execution hereof. Further, the Buyer agrees to treat as confidential, all confidential and proprietary information received from the Sellers and their representatives relating to the Sellers, the Business, the Products or the Purchased Assets.

SECTION 10.2. Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, the Buyer and the Company, on the one hand, or the Sellers, on the other hand, may waive compliance by the other parties with any term or provision of this Agreement that such other parties were or are obligated to comply with or perform.

ARTICLE XI.

SURVIVAL AND INDEMNIFICATION

SECTION 11.1. Survival. Each of the representations and warranties of the Sellers and the Buyer shall survive the Closing hereunder and continue in full force and effect until 31 October 2012, following which no claim may be made under the representations and warranties of the Sellers by the Buyer or the Company or of the Buyer by the Sellers as applicable unless the Buyer, the Company or the Sellers, as applicable, have been notified in writing of the existence of, and reasonable details regarding (including insofar as practicable an estimate of the amount of the liability under), such claim prior to 31 October 2012. Subject to the foregoing, any covenant of any Seller or the Buyer contained in this Agreement shall survive the date hereof until such covenant has been fully performed and satisfied.

SECTION 11.2. Indemnification Provisions for the Buyer’s and the Company’s Benefit.

(a) Seller Breach. In the event the Sellers breach any of their respective representations, warranties, and covenants contained in this Agreement or in any certificate or instrument delivered in connection with the transactions contemplated hereby that relate to such representations, warranties or covenants, and, provided that the Buyer or the Company provide a written notice of the claim for indemnification against the Sellers in accordance with this Agreement within the applicable survival period set forth in Section 11.1, then each Seller shall jointly and severally indemnify, and hold harmless the Buyer, the Company and their respective

Affiliates, officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all liabilities, losses, injuries, damages, assessments, judgments, costs and expenses, including without limitation the cost of any investigation or lawsuit and reasonable attorneys’ fees relating thereto and including any diminution in value of the Business (collectively, “Losses”) caused by such breach. In addition, each Seller shall jointly and severally indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses the Buyer Indemnified Parties shall suffer arising out of or resulting, directly or indirectly, from any Excluded Liabilities and any Excluded Assets.

(b) Minimum Loss. Notwithstanding the foregoing, the Sellers shall not be liable to the Buyer Indemnified Parties for indemnification pursuant to Section 11.2(a) if, with respect to any individual item of loss or claim for indemnification, as the case may be (with it being understood, however, that all Losses or claims arising out of the same or similar facts, events or circumstances shall be considered an individual Loss or claim for purposes of this Agreement and all such items shall be aggregated for purposes of this Section 11.2(b)), such item or claim is less than US$10,000 (“Minor Claim”), it being understood that no Minor Claim shall apply or be counted towards the Indemnification Threshold, and, furthermore, the Sellers shall have no obligation to indemnify the Buyer Indemnified Parties until the Buyer Indemnified Parties have suffered Losses by reason of all breaches under this Agreement in excess of Two Hundred Thousand Dollars (US$200,000) (the “Indemnification Threshold”), after which point the Sellers will be obligated only to indemnify the Buyer Indemnified Parties from and against Losses in excess of the Indemnification Threshold. In no event shall the Sellers have any obligation to indemnify the Buyer Indemnified Parties pursuant to Section 11.2 to the extent and in the amount that such Losses exceed Ten Million Dollars (US$10,000,000) (the “Maximum Amount”). Notwithstanding anything contained in this Section 11.2(b) or elsewhere in this Agreement to the contrary, in no event shall the Indemnification Threshold or the Maximum Amount apply to any action arising from fraud, intentional misrepresentation or willful breach by any Sellers of any term or provision of this Agreement, the Transaction Documents or any other documents contemplated in connection with the consummation of the transactions contemplated hereby. Nor shall such Indemnification Threshold or Maximum Amount apply to any Liability relating to any Excluded Asset or Excluded Liability.

SECTION 11.3. Indemnification Provisions for the Sellers’ Benefit.

In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement or in any certificate or instrument delivered in connection with the transactions contemplated hereby that relate to such representations, warranties or covenants, and provided that the Sellers make a written claim for indemnification against the Buyer in accordance with this Agreement within the applicable survival period set forth in Section 11.1, then the Buyer shall indemnify, hold harmless and reimburse the Sellers and their respective Affiliates, officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses caused by the breach. In addition, the Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any Losses the Seller Indemnified Party shall suffer arising out of or resulting, directly or indirectly, from any Purchased Asset or any Assumed Liability, or any Liability associated with or arising out of or in connection with the ownership of such Purchased Assets or Assumed Liabilities or the operation of the Business (except to the extent such Liability results from a breach by the Sellers of a representation, warranty, or covenant contained in this Agreement). Notwithstanding the foregoing, the Buyer shall have no obligation to indemnify the Seller Indemnified Parties until they have suffered Losses by reason of all such breaches in excess of the Indemnification Threshold, after which point the Buyer will be obligated only to indemnify the Seller Indemnified Parties from and against Losses in excess of the Indemnification Threshold. In no event shall the Buyers have any obligation to indemnify the Sellers pursuant to this Section 11.3 to the extent and in the amount that such Losses exceed the Maximum Amount. Notwithstanding anything contained in this Section 11.3 or elsewhere in this Agreement to the contrary, in no event shall the Indemnification Threshold or the Maximum Amount apply to any action arising from fraud, intentional misrepresentation or willful breach by the Buyer of any term or provision of this Agreement or any other documents contemplated in connection with the consummation of the transactions contemplated hereby. Nor shall such Indemnification Threshold or Maximum Amount apply to any Liability relating to any Purchased Asset, Assumed Liability, or any other Liability associated or arising out of or in connection with the ownership of such Purchased Assets or Assumed Liabilities or the operation of the Business (other than Excluded Assets and Excluded Liabilities).

SECTION 11.4. Methods of Asserting Claims.

(a) Notice. The party seeking indemnity (“Indemnitee”) will give prompt written notice to the party or parties providing indemnity (“Indemnitor”) of any claim which it discovers or of which it receives notice after the Closing, stating the nature, basis and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnitee in notifying any Indemnitor shall relieve Indemnitor from any Liability hereunder unless (and then solely to the extent) Indemnitor is prejudiced by such delay. Copies of any papers received in connection with a claim shall be forwarded to Indemnitor together with the notice of the claim.

(b) Procedure. In case of any suit, claim or proceeding by a third party or by any Governmental Authority, or any action involving claims brought by such a third party or Governmental Authority with respect to which Indemnitor may have Liability under the indemnification provisions contained in this Section 11.4 (a “Third-Party Claim”), if Indemnitor acknowledges in writing delivered to Indemnitee that Indemnitor is obligated hereunder in connection with such Third-Party Claim, then Indemnitor shall have the right to assume the defense thereof at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to Indemnitee; provided, however, that Indemnitor shall not have the right to assume the defense of such Third-Party Claim, notwithstanding the giving of such written acknowledgement, if (i) the Third-Party Claim seeks only an injunction or other equitable relief, (ii) Indemnitee shall have been advised by counsel that there are one or more legal or equitable defenses available to Indemnitee that are different from or in addition to those available to Indemnitor and, in the reasonable opinion of Indemnitee, counsel for Indemnitor could not adequately represent Indemnitee’s interests because they conflict with those of Indemnitor, (iii) such Third-Party Claim involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of Indemnitor or (iv) Indemnitor shall not have assumed the defense of such Third-Party Claim in a timely fashion. If Indemnitor shall assume the defense of a Third-Party Claim (under circumstances in which the proviso in the preceding sentence is not applicable), Indemnitor shall not be responsible for any legal or other defense costs subsequently incurred by Indemnitee in connection with the defense thereof. If Indemnitor does not exercise its rights to assume the defense of a Third-Party Claim by giving the required written acknowledgement, or is otherwise restricted from so assuming such defense, Indemnitor shall nevertheless be entitled to participate in such defense with its own counsel and at its own expense; and in any such case Indemnitee may assume the defense of the Third-Party Claim, with counsel that shall be reasonably satisfactory to Indemnitor, and shall act reasonably and in accordance with its good faith business judgment and shall not affect any settlement without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor exercises its right to assume the defense of a Third-Party Claim, it shall not effect any settlement without the consent of Indemnitee, which consent shall not be unreasonably withheld or delayed.

(c) Determination of Adverse Consequences. All indemnification payments under this Article XI shall be paid by the Indemnifying Party net of any Tax or insurance benefits actually received (net of any increased insurance premiums) by the Indemnified Party. All indemnification payments under this Article XI shall be deemed adjustments to the Purchase Price.

(d) Exclusive Remedy. In the absence of fraud, intentional misrepresentation or willful breach, after the Closing, the Buyer, the Company and the Sellers acknowledge and agree that the foregoing indemnification provisions in this Article XI shall be the sole and exclusive remedy of the Buyer, the Company and the Sellers with respect to all monetary Losses arising under this Agreement of any kind or nature, including, without limitation, for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement. In no event shall any party be responsible for lost profits or consequential damages of any other party hereto irrespective whether they were advised of the possibility of such damages.

(e) Other limitations. The Buyer or the Company shall not be entitled to claim against the Sellers under the representations, warranties or any other provision of this Agreement:

(i)	in respect of any matters Disclosed; or

(ii)	in respect of any matter or thing after the date of this Agreement done or omitted to be done by the Sellers at the request of, or with the consent of, the Buyer.

(f) The Buyer or the Company shall not be entitled to recover more than once in respect of any fact, matter, event or circumstance giving rise to a claim under the representations, warranties or any other provision of this Agreement.

(g) Each of the Sellers and the Buyer shall and shall procure that their respective Affiliates will in relation to any loss or liability which might give rise to a claim under the representations, warranties or any other provision of this Agreement against the Buyer or the Sellers as applicable, use reasonable endeavours to avoid or mitigate that loss or liability.

ARTICLE XII.

GENERAL PROVISIONS

SECTION 12.1. Expenses.

All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

SECTION 12.2. Further Assurances and Actions.

(a) Each of the parties hereto, upon the request of the other parties hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. The Sellers and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) For the avoidance of doubt, the Sellers shall perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) all further documents required by law or which the Buyer requests to vest in the Buyer the full benefit of the right, title and interest assigned to the Buyer under this Agreement.

SECTION 12.3. Notices.

All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery or (d) two (2) Business Days after mailing, if mailed by postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

if to the Sellers, to:

OPKO Instrumentation, LLC

4400 Biscayne Blvd.

Miami, Florida 33137

Attn:	Dr. Jane Hsiao
Fax:	(305) 575-4130

With a copy to:

OPKO Instrumentation, LLC

4400 Biscayne Blvd.

Miami, Florida 33137

Attn:	Legal Department
Fax:	(305) 575-4140

if to the Buyer, to:

Optos plc

Queensferry House

Carnegie Business Campus

Dunfermline, Fife

Scotland KY11 8GR

Attn: Christine Soden

Fax: +44 1383 843 333

With a copy to: Maclay Murray & Spens LLP by fax on +44 20 7002 8501 (FAO: Guy Norfolk)

SECTION 12.4. Interpretation.

(a) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b) A reference in this Agreement to the singular includes a reference to the plural and vice versa and a reference to any gender includes a reference to all other genders.

(c) A reference in this Agreement to “including” shall, unless the context otherwise requires, be deemed to be immediately followed by the words “without limitation”.

SECTION 12.5. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.6. Counterparts.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

SECTION 12.7. Entire Agreement; No Third-Party Beneficiaries.

This Agreement and the Exhibits, Annexures and Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof. Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

SECTION 12.8. Governing Law.

This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of England applicable to agreements made and to be performed entirely in England.

SECTION 12.9. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

SECTION 12.10. Publicity.

A party may make any public disclosure concerning the transactions contemplated hereby that in the view of such party’s counsel may be required by law or the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.

SECTION 12.11. Assignment.

No party may assign, novate or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign or otherwise transfer its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor of the assigning party by reason of merger, sale of all or substantially all of its assets or any similar transaction. Notwithstanding the preceding sentence, if an assignee or successor is resident in a Tax jurisdiction that will impose withholding or other Taxes on Royalties due under this Agreement, the Sellers shall be entitled to a gross-up payment on such Royalties such that the net amount of Royalties, after withholding or other Taxes (including the gross-up payment), is equal to the amount Seller is entitled to under this Agreement prior to any such Assignment. For clarity, Sellers shall be permitted to assign their rights to receive the Royalty to a third party without the consent of the Buyer. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment or transfer will relieve either party of its responsibility for the performance of any obligation. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. For the avoidance of doubt, the Sellers acknowledge that some or all of the Purchased Assets may be transferred or assigned by the Buyer to the Company or any of their Affiliates following Closing, and nothing within this Agreement will be deemed to restrict or prevent such transfer or assignment.

SECTION 12.12. Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, the Buyer and the Company, on the one hand, or the Sellers, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

OPKO HEALTH, INC.

By:	/s/ Steven D. Rubin

Name:	Steven D. Rubin

Title:	Executive Vice President - Administration

OPKO INSTRUMENTATION, LLC

By:	/s/ Steven D. Rubin

Name:	Steven D. Rubin

Title:	Executive Vice President

OPHTHALMIC TECHNOLOGIES, INC.

By:	/s/ Steven D. Rubin

Name:	Steven D. Rubin

Title:	Vice President

OTI (UK) LIMITED

By:	/s/ Steven D. Rubin

Name:	Steven D. Rubin

Title:	President

OPTOS PLC

By:	/s/ Christine Soden

Name:	Christine Soden

Title:	Chief Financial Officer

OPTOS INC.

By:	/s/ Christine Soden

Name:	Christine Soden

Title:	Vice President and Chief Financial Officer

Appendix 1

1.	TRANSFERRING EMPLOYEES

1.1	Apportionment of employee costs

All salaries and other emoluments of the Transferring Employees shall be discharged and all Pay As You Earn, income tax deduction and national insurance contribution legislation and regulations shall be complied with by the Seller in respect of all periods up to and including the Closing Date and in respect of all share options granted prior to the Closing Date even if exercised after the Closing Date. The salaries and other emoluments of the Transferring Employees in respect of the period after the Closing Date shall be for the account of the Buyer.

1.2	Application of the Regulations

OTI UK and the Buyer acknowledge and agree that the Regulations will apply to the sale and purchase of the Business under this Agreement (to the extent situated in the UK) and to the Transferring Employees save for any provisions relating to any benefits under an occupational pension scheme for old age, invalidity or survivors which do not transfer under the Regulations.

1.3	Seller’s indemnity

The Sellers shall indemnify the Buyer against any act or omission of OTI UK prior to Closing arising out of or relating to the employment or termination of employment of any of the Transferring Employees and any failure by the Sellers to comply with their obligations under the Employment Regulations to inform and consult appropriate representatives of the Transferring Employees in good time before Closing.

1.4	Buyer’s indemnity

The Buyer shall indemnify the Sellers against:

(a)	any act or omission of the Buyer arising out of or relating to the employment or termination of employment of any of the Transferring Employees after Closing;

(b)	any substantial changes to the working conditions of any of the Transferring Employees to their material detriment which are made, proposed or anticipated to take effect after Closing and any right of any Transferring Employee to terminate his contract of employment without notice in acceptance of a repudiatory breach of his contract by the Buyer;

(c)	any breach by the Buyer of Regulation 13(4) of the Regulations;

1.5	Transferring Employees not covered by the Regulations

If any contract of employment (including any rights, powers, duties and liabilities under or in connection with that contract) of any Transferring Employee is found or alleged to continue with the Sellers after Closing, the Buyer agrees that:

(a)	in consultation with the Sellers, they will within seven Business Days of discovering such a finding or allegation make to that person an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below; and

(b)	that offer of employment will be on terms and conditions which, when taken as a whole, do not materially differ from the terms and conditions of employment of that person immediately before Closing (save as to the identity of the employer and any terms relating to an occupational pension scheme)

Upon that offer being made by the Buyer, or at any time after the expiry of seven Business Days from a request by the Sellers for the Buyer to make that offer, OTI UK shall terminate the employment of the Transferring Employee concerned and the Buyer shall be responsible for and indemnify the Sellers against all costs, claims, expenses and liabilities arising from:

(A)	the employment of that Transferring Employee from Closing until the termination of that employment; and

(B)	that termination (including any redundancy pay and compensation for unfair or wrongful dismissal or breach of contract).

1.6	Undisclosed Employees

If after Closing any contract of employment relating to an individual who is not a Transferring Employee shall have effect as if originally made between the Buyer and the individual or any individual claims that their contract has this effect (together the “Undisclosed Employee”) the Buyer may forthwith terminate the employment of the Undisclosed Employees and the Sellers shall indemnify the Buyer against all costs, claims, expenses and liabilities arising from:

(a)	the employment of any Undisclosed Employee from Closing until the termination of that employment; and

(b)	that termination (including any redundancy pay and compensation for unfair or wrongful dismissal or breach of contract).

Where there is an Undisclosed Employee:

(A)	a party shall notify the other in writing as soon as practicable and in any case within 5 Business Days after becoming aware of an Undisclosed Employee and the parties shall consult in good faith as to the appropriate steps to be taken in relation to this;

(B)	if, within 10 Business Days of notification under this clause 1.6, the Sellers and the Buyer fails to reach agreement, the Sellers may offer to re-employ the Undisclosed Employee;

(C)	if no such offer of employment has been made by the Sellers to the Undisclosed Employee or if made is not accepted by the Undisclosed Employee within 20 Business Days of the notification referred to in this clause 1.6, the Buyer may terminate the employment contract of the Undisclosed Employee.

1.7	Mutual assistance

The Sellers and the Buyer shall give each other any assistance that either may reasonably require to comply with the Regulations in relation to the Transferring Employees and in contesting any claim by any person employed or engaged in the Business at or before Closing resulting from or in connection with this Agreement.

1.8	Access to Transferring Employees

The Sellers and the Buyer shall respectively consult and keep each other fully informed regarding any information they propose to give to the Transferring Employees and their representatives or any consultation they have with the Transferring Employees and their representatives regarding this Agreement prior to Closing. Except as otherwise provided in this Agreement, the Buyer acknowledges that it shall not have any contact with the Transferring Employees unless previously agreed in writing with the Sellers.

1.9	Employee Liability Information

The parties confirm that it is their intention that the provision of Employee Liability Information is regulated by the parties themselves in accordance with the commercial arrangements set out in this Agreement. In particular but without limitation:

(a)	the Buyer specifically undertakes that it will not make any application pursuant to Regulation 12 of the Regulations in respect of any failure or alleged failure by the Sellers to provide Employee Liability Information to the Buyer;

(b)	the Buyer confirms that it would not be just or equitable for any court or tribunal to make any award pursuant to Regulation 12(3) of the Regulations given the terms of this Agreement. If, contrary to the intentions of the parties, any award is made pursuant to Regulation 12(3) of the Regulations, the Buyer will indemnify and keep indemnified the Sellers against any compensation, fines, legal fees, or any other losses of whatsoever nature as a result of such award.

Attachment A

Bill of Sale and Assignment and Assumption Agreement

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT is dated as of October 11, 2011 (this “Agreement”) by and between Optos Inc. (the “Buyer”), and OPKO Instrumentation, LLC, a Delaware limited liability company (“Instrumentation”), Ophthalmic Technologies, Inc., an Ontario corporation (“OTI”) and OTI (UK) Limited, a company incorporated in England (“OTI UK”, with each of Instrumentation, OTI and OTI UK being referred to as a “Seller”, and together the “Sellers”).

RECITALS:

A. The Buyer, Sellers, Optos plc (a company incorporated in Scotland with registered number SC139953), and OPKO Health, Inc., a Delaware corporation, have entered into that certain Asset Purchase Agreement dated as of September 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”), providing, subject to the terms and conditions set forth therein, for the sale, transfer, assignment, conveyance and delivery by the Sellers to the Buyer of all of the Sellers’ right, title and interest in and to the Purchased Assets (as defined in the Asset Purchase Agreement) and the assignment and transfer of the Assumed Liabilities (as defined in the Asset Purchase Agreement).

B. The parties hereto desire to execute and deliver this Agreement for the purpose of effecting the sale, transfer, assignment, conveyance and delivery of all of the Sellers’ right, title and interest in and to the Purchased Assets and to assign and transfer the obligations under the Assumed Liabilities to the Buyer, and the Buyer is willing to assume the Assumed Liabilities upon the terms and conditions set forth herein and as contemplated pursuant to the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Buyer hereby agree as follows:

1. Definitions. Unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Asset Purchase Agreement.

2. Transfer of the Purchased Assets.

(a) The Sellers hereby sell, transfer, assign, convey and deliver to the Buyer free and clear from all Encumbrances other than Permitted Encumbrances, to have and to hold forever, all of the Sellers’ right, title and interest in and to the Purchased Assets.

(b) Notwithstanding anything in this Agreement to the contrary, the Sellers are retaining ownership and possession of, and are not selling, transferring, assigning, conveying, or delivering to the Buyer hereunder or otherwise, any right, title or interest of the Sellers in and to the Excluded Assets.

(c) Each of the Buyer and the Sellers agree that it shall do, execute, acknowledge and deliver all acts, agreements, instruments, and assurances as may be reasonably requested by the other party to further effect and evidence the transactions contemplated hereby.

3. Assumption of the Assumed Liabilities.

(a) The Sellers hereby assign and delegate to the Buyer, and the Buyer agrees to perform, and in due course pay and discharge, the Assumed Liabilities.

(b) Notwithstanding any other term of this Agreement, the Sellers are not assigning or transferring, and the Buyer is not assuming or agreeing to pay, perform or discharge, any of the Excluded Liabilities which will continue to be the responsibility of the Sellers.

4. Amendment. This Agreement may be amended only with the express written consent of both parties.

5. No Third-Party Beneficiary. This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any employee or any other Person shall be a third-party beneficiary of the covenants by either the Sellers or the Buyer contained in this Agreement.

6. Governing Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of England applicable to agreements made and to be performed entirely in England.

7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9. Asset Purchase Agreement. Notwithstanding anything in this Agreement to the contrary, the sale, transfer, assignment, conveyance and delivery effectuated hereby are subject in all respects to the terms and conditions of the Asset Purchase Agreement. In the event of any conflict between the provisions of this Agreement and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall prevail.

[signature page follows]

2

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale, Assignment and Assumption Agreement to be duly executed as of the date first written above.

Optos Inc.

By:	/s/ Christine Soden

Name:	Christine Soden
Title:	Vice President and Chief Financial Officer

OPKO Instrumentation, LLC

By:	/s/ Steven D. Rubin

Name:	Steven D. Rubin
Title:	Executive Vice President

OTI (UK) Limited

By:	/s/ Steven D. Rubin

Name:	Steven D. Rubin
Title:	President

Ophthalmic Technologies, Inc.

By:	/s/ Steven D. Rubin

Name:	Steven D. Rubin
Title:	Vice President

3

Attachment B

Transitional Services Agreement

maclay murray & spens LLP

DATED 11 October 2011

TRANSITIONAL SERVICES AGREEMENT

between

OPKO HEALTH INC

OPKO INSTRUMENTATION, LLC

OPTOS INC

and

OPTOS PLC

One London Wall London EC2Y SAB DX 123 LONDON/CHANCERY LN

Tel 020 7002 8500 Fax 020 7002 8501

www.mms.co.uk

Ref: SESB/GAN/OPT/0009/00027

TABLE OF CONTENTS

Clause		Page No.

1	DEFINITIONS	1

2	CONDITION	2

3	PROVISION OF SERVICES	2

4	TERM	2

5	FEES	2

6	SUPPLIERS’ GROUP POLICIES	3

7	TERMINATION	3

8	GENERAL OBLIGATIONS	3

9	CONFIDENTIALITY	4

10	NO PARTNERSHIP OR AGENCY

11	VAT	4

12	ASSIGNMENT AND SUBCONTRACTING	5

13	NOTICES	5

14	SEVERANCE	5

15	THIRD PARTIES	5

16	COSTS	5

17	WAIVER AND CUMULATIVE REMEDIES	5

18	VARIATION	6

19	COUNTERPARTS	6

20	ENTIRE AGREEMENT	6

21	GOVERNING LAW AND JURISDICTION	6

	SCHEDULE - SERVICES	7

THIS TRANSITIONAL SERVICES AGREEMENT (the “Agreement”) is made on 11th day of October 2011

BETWEEN

(1)	OPKO HEALTH INC, a corporation organised and existing under the laws of the State of Delaware and OPKO INSTRUMENTATION LLC, a limited liability company organised and existing under the laws of the State of Delaware, each of whose principal address is 4400 Biscayne Blvd., Miami, Florida 33137 (together the “Suppliers”); and

(2)	OPTOS INC, a corporation organised and existing under the laws of the State of Delaware and OPTOS PLC, a company incorporated in Scotland with registered number SC139953 (the “Recipients”).

WHEREAS

(A)	The Suppliers and Recipients are parties to the Asset Purchase Agreement (as defined below) pursuant to which, among other things, the Recipients will, at the Closing, acquire substantially all of the assets and liabilities of the Business, all on the terms and conditions set forth therein.

(B)	The Parties seek an orderly transition of the Business from the Suppliers to the Recipients following the Closing and, accordingly, the Suppliers have agreed that they will for a limited period of time provide, or procure the provision of, certain services to the Recipients in connection with the sale and transfer of the Business to the Recipients in accordance with the terms of this Transitional Services Agreement (the “Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS

1.1	In this Agreement unless the context otherwise requires, the following words and expressions shall have the respective meanings ascribed to them below:

“Asset Purchase Agreement”	mean the asset purchase agreement dated 21 September 2011 between, amongst others, the Suppliers and the Recipients;

“Business”	has the meaning ascribed to it in the Asset Purchase Agreement;

“Business Days”	means a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business;

“Closing”	has the meaning ascribed to it in the Asset Purchase Agreement;

“Closing Date”	has the meaning ascribed to it in the Asset Purchase Agreement;

“Group”	means in relation to a company, that company, any wholly owned subsidiary of that company, any holding company of which that company is a wholly owned subsidiary and any other wholly-owned subsidiary of such a holding company; •

“Hired Employees”	has the meaning ascribed to it in the Asset Purchase Agreement;

“Parties”	means the parties to this Agreement;

“Products”	has the meaning ascribed to it in the Asset Purchase Agreement;

“Services”	means those services set out in the Schedule together with such other services as may be agreed in writing from time to time by the Suppliers and the Recipients; and

“VAT”	means value added tax and includes any substituted or similar tax.

1.2	Words and expressions defined in the Asset Purchase Agreement shall, unless they are otherwise defined herein or unless the context otherwise requires, bear the same meanings in this Agreement

2.	CONDITION

This Agreement is conditional upon, and shall only come into effect, upon Closing.

3.	PROVISION OF SERVICES

3.1	Subject to clause 2, in consideration of the undertaking of the Recipients obligations hereunder, the Suppliers agree to provide, or procure the provision of, each of the Services, on a non-exclusive basis, to the Recipients during the term of this Agreement

3.2	The Recipients shall provide the Suppliers with all reasonable information and assistance required to enable the Suppliers to provide the Services in accordance with the terms of this Agreement

4.	TERM

This Agreement shall come into force on the Closing Date and, unless terminated earlier in accordance with the provisions of clause 7 below, shall expire on 31 December 2011 (the “Transition Period”).

5.	FEES

5.1	In consideration for the provision of the Services by the Suppliers pursuant to clause 3, the Recipients agree to pay fees to the Suppliers in such amounts as are agreed between the parties from time to time.

5.2	The Suppliers will invoice the Recipients monthly in arrears in respect of the amounts required to be paid by the Recipients under clause 5.1 and the Recipients shall pay the amounts so stated within 14 days of the receipt of the invoice together with appropriate vouchers or suitable evidence.

5.3	The Suppliers shall keep and maintain complete and accurate books, records and accounts of its activities hereunder and the Services provided hereunder. The Suppliers shall prepare and furnish to the Recipients such information and reports regarding its activities hereunder and the Services provided hereunder as the Recipients may reasonably request from time to time. The Recipients (and their representatives) shall have !he right to examine, inspect and copy the books, records and accounts of the Suppliers relating to the Services provided hereunder at reasonable intervals during regular business hours.

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6.	SUPPLIERS’ GROUP POLICIES

The Recipients shall comply, and shall use their reasonable endeavours to procure that their officers, employees, agents and representatives shall comply at all times with the policies and procedures of the Suppliers and the Suppliers’ Group which are relevant to the receipt or use of the Services.

7.	TERMINATION

7.1	This Agreement may be terminated at any time:

7.1.1	by an agreement in writing signed by each of the Parties;

7.1.2	by either the Suppliers or the Recipients upon breach or default by the other.

Such termination shall be effective twenty (20) days after receipt by the breaching party of written notice by the non-breaching party of the breach if such breach or default is not cured within such twenty (20) days after such receipt, provided that with respect to a breach or default of the Recipients under clause 5, the Suppliers may terminate this Agreement if such breach or default is not cured seven (7) Business Days after the Recipients’ receipt of notice from Suppliers’ of such breach or default; or

7.1.3	by either the Suppliers or the Recipients if (A) a trustee or receiver is appointed for the other party, (B) a court orders that any assets of the other party be attached, (C) the other party makes an assignment for the benefit of creditors, or (D) a voluntary or involuntary petition or proceeding is filed by or against the other party under any bankruptcy, reorganization, insolvency or similar law relating to relief of creditors or debtors. Such termination shall be effective ten (10) days after certified receipt by the other party of notice of such termination.

7.2	This Agreement shall terminate at the end of the Transition Period, unless extended by written agreement between the Parties hereto.

7.3	Upon termination of this Agreement all rights and obligations of the Parties shall cease to have effect immediately except that termination shall not affect accrued rights and obligations of the Parties under this Agreement at the date of termination or any express obligations (or any obligations which by implication are) of a continuing nature.

7.4	Termination of this Agreement will have no effect on any other agreements between the Recipients and Suppliers except to the extent such effect is identified and mutually and specifically agreed upon in writing between the Parties.

8.	GENERAL OBLIGATIONS

8.1	Each Supplier shall provide, or procure the provision of, the Services in accordance with its policies, procedures and practices in effect immediately prior to the Closing Date and in accordance with all applicable laws and, in providing the Services, shall exercise the same degree of care and skill as it exercises in performing similar services for itself.

8.2	Except as otherwise set forth herein, each Party makes no representations or warranties, express, implied, or statutory, including but not limited to the implied warranties of merchantability or fitness for a. particular purpose, with respect to the services or other deliverables to be provided under this Agreement.

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8.3	With respect to the Services provided under this Agreement, the Recipients shall indemnify, defend, and hold harmless the Suppliers, as applicable, its officers and employees from and against any and all liabilities that arise out of, or result from, the provision of Services by the Suppliers in accordance with this Agreement, other than liabilities arising solely from the negligence or wilful misconduct of the Suppliers or its officers or employees.

8.4	The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.

8.5	Nothing in this Agreement shall operate to exclude or restrict any party’s liability for death or personal injury resulting from gross negligence or fraud or deceit or any statutory or other liability which cannot be excluded under applicable law.

9.	CONFIDENTIALITY

9.1	Each of the Parties shall both during and at any time after the term of this Agreement keep confidential all information which has been disclosed, supplied or made available to it by or on behalf of the other party which by its nature ought to be regarded as confidential and shall procure that its employees, agents, members of its Group, sub contractors and sub-licensees and their employees and agents are similarly bound in a manner satisfactory to the other party and shall not disclose the same to any person.

9.2	This clause 9 shall not apply to:

9.2.1	information which shall hereafter become published or otherwise generally available to the public, except in consequence of wilful or negligent act or omission by either party to this Agreement in contravention of the obligations in this clause 9, and such obligations shall, as so limited, survive termination of this Agreement;

9.2.2	information which is made available to the recipient party by a third party who is entitled to divulge such information and who is not under any obligation of confidentiality in respect thereof to the other party; and

9.2.3	information which is required to be disclosed by any applicable law or by regulation of any recognised stock exchange, provided that the party disclosing the information shall notify the other party of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required) as early as reasonably possible before such disclosure must be made and shall take all reasonable action to avoid and limit such disclosure.

10.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement shall constitute a partnership between the Suppliers and the Recipients or constitute either as agent of the other for any purpose whatsoever and neither shall have authority or power to bind the other or to contract in the name of or create liability against the other in any way or for any purpose save as expressly authorised in writing by the other from time to time.

11.	VAT

Unless stated otherwise, all amounts payable under this Agreement are exclusive of VAT (if applicable) which shall (if appropriate) be payable in addition.

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12.	ASSIGNMENT AND SUBCONTRACTING

12.1	Neither the benefit nor the burden of this Agreement shall be assigned by either party hereto without the prior written consent of the other party.

12.2	The Suppliers shall be entitled from time to time to delegate to a subsidiary or associated company the performance of any of its functions, power, authorities, duties and directions hereunder.

13.	NOTICES

13.1	Any notice given by one party to the other under this Agreement must be in writing and may be delivered personally or by prepaid first class post and in the case of post will be deemed to have been given two Business Days after the date of posting.

13.2	Notices shall be delivered or sent to the addresses of the Parties on the frrst page of this Agreement or to any other address notified in writing by one party to the other for the purpose of receiving notices after the date of this Agreement.

13.3	Each party may specify by notice to the other a particular individual or office holder to whom any notices served on it are to be addressed, in which case a notice shall not be validly given unless so addressed.

14.	SEVERANCE

14.1	If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

14.2	If any provision of this Agreement is so found to be invalid or unenforceable but would cease to be invalid or unenforceable if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.

15.	THIRD PARTIES

A person who is not party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

16.	COSTS

Each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this Agreement and all other documents to be completed in accordance with its provisions.

17.	WAIVER AND CUMULATIVE REMEDIES

17.1	The rights and remedies provided by this Agreement may be waived only in writing and specifically, and any failure to exercise or any delay in exercising a right or remedy by a party shall not constitute a waiver of that right or remedy or of any other rights or remedies. A waiver of any breach of any of the terms of this Agreement or. of a default under this Agreement shall not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

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17.2	The rights and remedies provided by this Agreement are cumulative and (unless otherwise provided in this Agreement) are not exclusive of any rights or remedies provided at law or in equity.

18.	VARIATION

No variation or alteration of any of the provisions of this Agreement shall be effective unless it is in writing and signed by or on behalf of each party.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties shall constitute an original but all of which shall constitute one and the same instrument.

20.	ENTIRE AGREEMENT

20.1	This Agreement and the documents referred to in it constitutes the entire agreement and understanding between the Parties in respect of the matters dealt within it and supersedes, cancels and nullifies any previous agreement between the Parties relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

20.2	Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this Agreement. The only remedy available to a party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this Agreement.

20.3	Nothing in this clause 20 shall operate to exclude any liability for fraud.

21.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed and construed in all respects according to the laws of the State of Florida and the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts located in Miami-Dade County, Florida.

IN WITNESS whereof the Parties have executed this Agreement the day and year first above

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SCHEDULE

SERVICES

The Suppliers will provide the following Services to the Recipients on substantially the same basis as was required to run and operate the Business immediately prior to the Closing Date. The Parties will use their commercially-reasonable efforts to work together to agree upon and take actions necessary to complete the transition of the Business pursuant to the terms of this Agreement.

1.	General

The Suppliers shall provide such administrative and support services as are currently provided to the Business and which are reasonably required in order to provide the services outlined below.

2.	Payroll Services

The Suppliers shall provide payroll services (for a period of time which shall not exceed one payroll period) to the Recipients in respect of the Hired Employees and for any new employees of the Recipients in accordance with the instructions given by a Recipient or any member of its Group and shall provide reasonable assistance to the Recipients to convert and migrate the payroll records pertaining to the Business to the relevant payroll systems of the Recipients.

3.	Transfer of Accounting Records and Other Data

3.1	The Suppliers shall use their reasonable endeavours to assist the Recipients with the migration of accounting records and information, and all other data and records relating to the Business from the Suppliers’ IT systems to the Recipients’ IT systems prior to the end of the Transition Period.

3.2	The Suppliers will transfer to a server provided by Recipient (to the extent that it can be transferred in the manner envisaged) all information which is available on Suppliers’ server relevant to the Business which would reasonably be required by the Recipients’ Group to operate the business carried on by the Business as it is presently conducted.

4.	Telephone Services

The Suppliers shall provide use of its existing phone system to facilitate the Recipients’ internal and external calls, such that phone services is provided to the Business in the same manner as is presently available to the Business.

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EXECUTED by OPKO HEALTH, INC	)
)
acting by	)	/s/ Steven D. Rubin

EXECUTED by	)
OPKO INSTRUMENTATION, LLC	)
acting by	)	/s/ Steven D. Rubin

EXECUTED by OPTOS INC.	)
)
acting by	)	/s/ Christine Soden
Christine Soden
Vice President and Chief Financial Officer

EXECUTED by OPTOS PLC	)
)
acting by	)	/s/ Christine Soden
Christine Soden
Chief Financial Officer

8

Attachment C

Retention Payments

Appendix I

Count	lname	Fname	Title	State lac.	Mos.@ Base Salary Proposed Retention-12 Sep 2011
1	*	*	*	Fl	*
2	*	*	*	Fl	*
3	*	*	*	FL	*
4	*	*	*	CT	*
5	*	*	*	FL	*
6	*	*	*	FL	*
7	*	*	*	FL	*
8	*	*	*	FL	*
10	*	*	*	Fl	*
11	*	*	*	FL	*
12	*	*	*	FL	*
13	*	*	*	Fl	*
14	*	*	*	FL	*
15	*	*	*	Fl	*
16	*	*	*	Fl	*
18	*	*	*	Fl	*
19	*	*	*	Fl	*
20	*	*	*	FL	*
21	*	*	*	Fl	*
22	*	*	*	Fl	*
23	*	*	*	Fl	*
24	*	*	*	CA	*
25	*	*	*	Fl	*
26	*	*	*	Fl	*
27	*	*	*	Fl	*
28	*	*	*	FL	*
29	*	*	*	FL	*
30	*	*	*	FL	*
31	*	*	*	FL	*
32	*	*	*	Fl	*
33	*	*	*	FL	*
34	*	*	*	FL	*
35	*	*	*	FL	*
36	*	*	*	FL	*
37	*	*	*	UK	*
38	*	*	*	UK	*
39	*	*	*	UK	*
40	*	*	*	UK	*
41	*	*	*	UK	*
42	*	*	*	UK	*

=	in org chart

=	not in org chart